 Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Y-MABS THERAPEUTICS, INC.
at
$8.60 Per Share
by
YOSEMITE MERGER SUB, INC.
a wholly owned subsidiary of
PERSEUS BIDCO US, INC.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,
EASTERN TIME, ON SEPTEMBER 15, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 4, 2025 (AS IT MAY BE AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “MERGER AGREEMENT”), BY AND AMONG PERSEUS BIDCO US, INC., A DELAWARE CORPORATION (“PARENT”), YOSEMITE MERGER SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT (“PURCHASER”), Y-MABS THERAPEUTICS, INC., A DELAWARE CORPORATION (THE “COMPANY”) AND, SOLELY FOR THE PURPOSES OF SECTION 5.16 AND ARTICLE 8 OF THE MERGER AGREEMENT, STARK INTERNATIONAL LUX, A LUXEMBOURG SOCIÉTÉ À RESPONSABILITÉ LIMITÉE (“ULTIMATE PARENT”). PURCHASER IS OFFERING TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE (THE “SHARES”), OF THE COMPANY FOR $8.60 PER SHARE, IN CASH, WITHOUT INTEREST, SUBJECT TO ANY APPLICABLE WITHHOLDING OF TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE RELATED NOTICE OF GUARANTEED DELIVERY (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS FROM TIME TO TIME HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT, AS PROMPTLY AS REASONABLY PRACTICABLE, AND IN ANY EVENT WITHIN TWO BUSINESS DAYS OF THE ACCEPTANCE OF THE SHARES FOR PAYMENT (THE “OFFER ACCEPTANCE TIME”), FOLLOWING THE CONSUMMATION (AS DEFINED IN SECTION 251(h) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”)) OF THE OFFER, SUBJECT TO THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN THE MERGER AGREEMENT, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE “MERGER”), WITHOUT A VOTE OF THE STOCKHOLDERS OF THE COMPANY, IN ACCORDANCE WITH SECTION 251(h) OF THE DGCL.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE ENTRY INTO THE MERGER AGREEMENT AND THE CONSUMMATION OF THE

TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (THE “TRANSACTIONS”), ARE ADVISABLE, FAIR TO AND IN THE BEST INTEREST OF, THE COMPANY AND ITS STOCKHOLDERS, (II) DETERMINED THAT THE MERGER SHALL BE GOVERNED AND EFFECTED IN ACCORDANCE WITH SECTION 251(h) OF THE DGCL, (III) AUTHORIZED AND APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY THE COMPANY OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND (IV) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
THE COMPANY HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS CURRENTLY INTEND TO TENDER, OR CAUSE TO BE TENDERED PURSUANT TO THE OFFER, ALL SHARES HELD OF RECORD AND BENEFICIALLY OWNED BY SUCH PERSONS IMMEDIATELY PRIOR TO THE TIME OF EXPIRATION OF THE OFFER. THE FOREGOING DOES NOT INCLUDE ANY SHARES OVER WHICH, OR WITH RESPECT TO WHICH, ANY SUCH EXECUTIVE OFFICER OR DIRECTOR ACTS IN A FIDUCIARY OR REPRESENTATIVE CAPACITY OR IS SUBJECT TO THE INSTRUCTIONS OF A THIRD PARTY WITH RESPECT TO SUCH TENDER OR ANY SHARES UNDERLYING OUTSTANDING EQUITY AWARDS THAT ARE NOT EXERCISED PRIOR TO THE TIME OF EXPIRATION OF THE OFFER.
THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING OF ANY FINANCING. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THAT THERE HAVE BEEN VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN SHARES THAT, CONSIDERED TOGETHER WITH ALL OTHER SHARES (IF ANY) BENEFICIALLY OWNED BY PARENT OR ANY OF ITS WHOLLY OWNED SUBSIDIARIES (BUT EXCLUDING SHARES TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN RECEIVED BY THE “DEPOSITORY” FOR THE OFFER, AS DEFINED BY SECTION 251(h)(6) OF THE DGCL), WOULD REPRESENT A MAJORITY OF SHARES OUTSTANDING AT THE TIME OF THE EXPIRATION OF THE OFFER.
A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER IS PROVIDED HEREIN UNDER THE HEADING “SUMMARY TERM SHEET.” THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND RELATED NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ EACH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.
QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS ALSO MAY CONTACT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES FOR ASSISTANCE CONCERNING THE OFFER.
August 18, 2025

IMPORTANT
If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:
•
If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with any other documents listed as required in the Letter of Transmittal to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “Section 3 — Procedures for Tendering Shares” of this Offer to Purchase.

•
If you want to tender your Shares but you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in “Section 3 — Procedures for Tendering Shares.”

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal and any other required documents (or in the case of a book-entry transfer, an Agent’s Message (defined in “Section 3 — Procedures for Tendering Shares-Book-Entry Delivery”) and confirmation of a book-entry transfer of the Shares as described in “ Section 3 — Procedures for Tendering Shares”) must reach the Depositary prior to the expiration of the Offer (currently scheduled as one minute following 11:59 p.m., Eastern Time, on September 15, 2025, unless extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Time”)), unless the procedures for guaranteed delivery described in “Section 3 —  Procedures for Tendering Shares” of this Offer to Purchase are followed.
Neither the Offer nor the Merger has been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of the Transactions or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal or Notice of Guaranteed Delivery. Any representation to the contrary is unlawful.
* * *
Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

i

SUMMARY TERM SHEET
Yosemite Merger Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Perseus BidCo US, Inc. (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Y-mAbs Therapeutics, Inc. (the “Company”) for $8.60 per share (the “Offer Price” or the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), the related Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery”), and other related materials, and pursuant to the Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and, solely for the purposes of Section 5.16 and Article 8 of the Merger Agreement, Stark International Lux, a Luxembourg société à responsabilité limitée (“Ultimate Parent”). The following are some of the questions you, as a Company stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase, the accompanying Letter of Transmittal and the related Notice of Guaranteed Delivery in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and the related Notice of Guaranteed Delivery. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser. The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy or completeness of such information.
Securities Sought	All of the outstanding shares of common stock, par value of $0.0001 per share of the Company (the “Shares”).
Price Offered Per Share	$8.60, in cash, without interest, subject to any applicable withholding of taxes.
Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on September 15, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Time”).
Purchaser	Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.
Who is offering to buy my securities?
Our name is Yosemite Merger Sub, Inc., a wholly owned subsidiary of Parent. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding Shares and completing the process by which we will be merged with and into the Company. See the “Introduction” to this Offer to Purchase and “Section 9 — Certain Information Concerning Parent and Purchaser.”
What securities are you offering to purchase?
We are offering to acquire all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery. We refer to one share of the Company’s outstanding common stock, par value $0.0001 per share, as a Share. See the “Introduction” to this Offer to Purchase and “Section 1 — Terms of the Offer.”

Why are you making the Offer?
We are making the Offer to acquire all of the outstanding Shares. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable law, Purchaser will be merged with and into the Company (the “Merger”), with the Company surviving the Merger. Upon consummation of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Merger Effective Time.”
How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $8.60 per Share, in cash, without interest, subject to any applicable withholding of taxes. If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and “Section 2 — Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. The Company, Parent, Purchaser and, solely for purposes of Section 5.16 and Article 8 thereof, Ultimate Parent, have entered into the Merger Agreement. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into the Company. See the “Introduction” to this Offer to Purchase and “Section 13 — The Transaction Documents — The Merger Agreement.”
Do you have the financial resources to pay for the Shares?
Yes. We estimate that we will need approximately $412,000,000 to acquire the Company pursuant to the Offer and the Merger, to pay amounts payable in respect of the Company Options, the Company RSU Awards and the Company PSU Awards (each as defined below), to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent expects to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. Parent has, or will have, available to it funds necessary to finance the acquisition of the Shares in the Offer and the Merger through a variety of sources, including its cash on hand, proceeds from a credit facility available to Parent as further described in “Section 10 — Source and Amount of Funds.” or a combination of the foregoing. In addition, Ultimate Parent, an affiliate of Parent, has provided a guarantee of Parent’s and Purchaser’s obligations under the Merger Agreement, as further described in “Section 13 — The Transaction Documents — Guaranty.” The consummation of the Offer and the Merger is not subject to any financing condition or Parent’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
See “Section 10 — Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash;

•
as described above, we, through Parent, will have sufficient funds available to acquire all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger, which is expected to occur as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time (as defined below), following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement;

•
as described above, Ultimate Parent has guaranteed Parent’s and Purchaser’s obligations under the Merger Agreement;

•
consummation of the Offer is not subject to, or contingent upon, any financing condition; and

•
if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.

See “Section 10 — Source and Amount of Funds.”
What are the most significant conditions to the Offer?
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions, among others specified in the Merger Agreement, are not satisfied or waived in writing by Parent as of the Expiration Time (the conditions to the Offer, the “Offer Conditions”):
•
there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the “depository” of the Offer, as defined by Section 251(h)(6) of the DGCL), would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

•
any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), including any voluntary agreements with a governmental body not to consummate the Offer or the Merger for any period of time, shall have expired or terminated (the “Antitrust Clearance Condition”);

•
no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date of the Merger Agreement and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date of the Merger Agreement by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (the “No Legal Restraints Condition”, together with the Antitrust Clearance Condition are collectively referred to as the “Regulatory Conditions”);

•
since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) that is continuing (the “MAE Condition”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

•
The Offer Conditions are further described in “Section 15 — Conditions to the Offer.” See also “Section 16 — Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding of any financing.

What does the Company’s board of directors think about the Offer?
The Company’s board of directors (the “Company Board”), at a meeting duly called and held, has unanimously:
•
determined that the entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interest of, the Company and its stockholders;

•
determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL;

•
authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and

•
resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Company will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC indicating the approval of the Merger Agreement, the Offer, the Merger and the other Transactions by the Company Board and recommending that the Company’s stockholders tender their Shares pursuant to the Offer. See “Section 11 — Background of the Offer; Contacts with the Company” and “Section 13 — The Transaction Documents — The Merger Agreement.” The Schedule 14D-9 filed with the SEC and mailed to the Company’s stockholders sets forth a description of the reasons that the Company Board has approved of the Offer and the Merger and is recommending you tender your Shares in the Offer. The Company’s stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”
How long do I have to decide whether to tender my Shares in the Offer?
Unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, you have until one minute following 11:59 p.m., Eastern Time, on September 15, 2025, to tender your Shares in the Offer. See “Section 1 — Terms of the Offer.” If you do not expect to be able to deliver everything required to make a valid tender to Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “Section 3 — Procedures for Tendering Shares.,” although in that case your Shares may not be counted toward the satisfaction of the Minimum Condition. In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Time of the Offer.
When and how will I be paid for my tendered Shares?
In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of the conditions to the Offer set forth in “Section 15 — Conditions to the Offer,” Purchaser will (and Parent will cause Purchaser to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with the Merger Agreement), but in any event within one business day thereof, irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”), all Shares that are validly tendered (and not validly withdrawn) pursuant to the Offer and at or as promptly as practicable following the Offer Acceptance Time, but in any event within three business days thereof, pay for such Shares.
We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Shares as described in “Section 3 — Procedures for Tendering Shares”, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s Message (defined in “Section 3 — Procedures for

Tendering Shares — Book-Entry Delivery”) in connection with a book-entry delivery of Shares, and any other required documents for such Shares.
Can the Offer be extended and under what circumstances?
Yes. We are required to extend the Offer from time to time: (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or Nasdaq Global Market (the “Nasdaq”) or the respective staffs of the SEC or Nasdaq (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or the respective staffs of the SEC or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and (ii) if, as of any then-scheduled Expiration Time, any of the Offer Conditions have not been satisfied or waived, then we shall, and Parent shall cause us to, extend the Offer for one or more successive extension periods of ten business days (or such longer period as may be approved in advance by the Company) per extension (with each such period to end at 11:59 p.m., Eastern Time, on the last business day of such period) (or any other period as may be approved in advance by the Company) in order to permit the satisfaction of all of the Offer Conditions.
However, if as of the first then-scheduled expiration of the Offer at which the sole then-unsatisfied Offer Condition is the Minimum Condition, we shall not be required to (and Parent shall not be obligated to cause us to) extend the Offer for more than three further occasions of ten business days each (with such period to end at 11:59 p.m., Eastern Time, on the last business day of such period).
In addition, in no event will we (i) be required to extend the Offer to a date beyond the earliest to occur of (a) the valid termination of the Merger Agreement and (b) the Termination Date (as defined below), or (ii) be permitted to extend the Offer to a date later than such extension deadline without the prior written consent of the Company. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “Section 1 — Terms of the Offer.” The “Termination Date” means 11:59 p.m. Eastern Time on February 4, 2026, unless otherwise extended to June 4, 2026, pursuant to the terms of the Merger Agreement.
Will you provide a subsequent offering period?
We do not presently intend to offer a subsequent offering period.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.
How do I tender my Shares?
If you wish to accept the Offer, this is what you must do:
•
If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein, and send it with any other documents required in the Letter of Transmittal to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the Expiration Time. Detailed instructions are contained in the Letter of Transmittal and in “Section 3 — Procedures for Tendering Shares.”

•
If you want to tender your Shares but you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in “Section 3 — Procedures for Tendering Shares.”

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

How do I tender Shares that are not represented by a certificate?
If you directly hold uncertificated Shares in an account with the Company’s transfer agent, Equiniti Trust Company, LLC, you should follow the instructions for book-entry transfer of your Shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.
Until what time can I withdraw tendered Shares?
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Time. Further, if we have not accepted your Shares for payment by October 16, 2025, you may withdraw them at any time after October 16, 2025. Once we accept your tendered Shares for payment upon the Expiration Time, you will no longer be able to withdraw them. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee as your broker, dealer, commercial bank, trust company or other nominee may have different requirements. See “Section 4 — Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “Section 4 — Withdrawal Rights.”
Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Shares.
Can holders of stock options, restricted stock units and/or performance-based restricted stock units participate in the Offer?
No. The Offer is only for the outstanding Shares, and not for any (i) outstanding stock options to purchase Shares granted pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan or the Company’s 2018 Equity Incentive Plan (the “Company Equity Plans”), assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted (the “Company Options”), (ii) outstanding restricted stock units covering Shares granted pursuant to any of the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted (other than the Company PSU Awards (as defined below)) (the “Company RSU Awards”), or (iii) outstanding restricted stock units covering Shares that are subject to any performance-based vesting conditions and were granted pursuant to any of the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted (the “Company PSU Awards” and together with the Company Options and Company RSU Awards, the “Company Stock Awards”). If you hold unexercised Company Options and you wish to participate in the Offer, you must exercise your Company Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer.
What will happen to Company Options in the Offer?
The Company Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company Option that is outstanding as of immediately prior to the Merger Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each vested Company

Option (after giving effect to the accelerated vesting set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Merger Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price payable per Share under such Company Option (the “Option Consideration”). Each Company Option with a per Share exercise price that is equal to or greater than the Merger Consideration will be cancelled at the Merger Effective Time without the payment of consideration therefor.
See “Section 13 — The Transaction Documents — The Merger Agreement” for additional information.
What will happen to my Company RSU Awards in the Offer?
The Company RSU Awards are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company RSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares issuable in settlement to such Company RSU Award immediately prior to the Merger Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration (the “RSU Consideration”).
See “Section 13 — The Transaction Documents — The Merger Agreement” for additional information.
What will happen to my Company PSU Awards in the Offer?
The Company PSU Awards are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Company PSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the maximum number of Shares issuable in settlement to such Company PSU Award immediately prior to the Merger Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration (the “PSU Consideration”).
See “Section 13 — The Transaction Documents — The Merger Agreement” for additional information.
How will the Company ESPP be affected by the Offer?
The Company’s Employee Stock Purchase Plan (the “Company ESPP”), which was adopted but has not yet been implemented, is not affected by the Offer; however, pursuant to the Merger Agreement, (i) after the date of the Merger Agreement, no employee may become a participant in the Company ESPP and no offering period will commence under the Company ESPP, and (ii) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Merger Effective Time.
See “Section 13 — The Transaction Documents — The Merger Agreement” for additional information.
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. Concurrently with entering into the Merger Agreement, Parent entered into separate tender and support agreements (each, a “Support Agreement”) with certain stockholders of the Company (each a “Supporting Stockholder”). Each Support Agreement provides, among other things, that each Supporting Stockholder will validly tender, or cause to be tendered, into the Offer, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). Each Support Agreement further provides that once the Shares are tendered, the Supporting Stockholder will not withdraw, or cause to be withdrawn, such Shares from the Offer. Under the terms of the Support Agreements, each Supporting Stockholder has irrevocably and unconditionally agreed to vote its Shares in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Transaction at a meeting of the stockholders of the Company, if there is one, and, subject to certain exceptions, not to transfer any of their Shares. Each Support Agreement also provides that the applicable Supporting Stockholder will vote their Shares against certain alternative corporate transactions and will not solicit or engage in discussions with third parties regarding certain alternative corporate transactions. Each Support Agreement also includes an appraisal rights waiver and certain agreements not to pursue litigation against the Company Board, Parent or Purchaser relating to the Merger Agreement or the transactions contemplated thereby
Each Support Agreement terminates on the earliest of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement, (iii) the mutual written agreement of the parties to terminate such Support Agreement or (iv) the delivery of written notice of termination by the Supporting Stockholder party to such Support Agreement to Parent following any material modification or amendment of the Merger Agreement (including any exhibits or schedules thereto), without the prior written consent of such Supporting Stockholder, that, in each case, results in a decrease in the amount of, or changes the form of, consideration payable to such Supporting Stockholder pursuant to the terms of the Merger Agreement as in effect on the date of the Support Agreements. The Supporting Stockholders owned, in aggregate, approximately 16% of all Shares outstanding as of August 12, 2025.
See “Section 13 — The Transaction Documents — Tender and Support Agreements” for additional information.
Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will the Company continue as a public company?
If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other conditions to the Merger, we will effect the Merger of Purchaser with and into the Company as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer in accordance with the terms and conditions of the Merger Agreement. The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the Company’s stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without the Company’s consent to) accept Shares for purchase in the Offer, nor will we be able to consummate the Merger.
However, if the Offer is consummated, we expect to complete the Merger pursuant to the relevant provisions of the DGCL and other applicable law, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent, and the Shares will no longer be publicly traded. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act. In addition, if the Merger takes place, each Share outstanding at the Merger Effective Time (other than (i) Shares held by the Company and each of its subsidiaries, collectively (“Acquired Companies”) or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. See the “Introduction” to this Offer to Purchase and “Section 12 — Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights” and “Section 13 — The Transaction Documents — The Merger Agreement.”
If I decide not to tender, how will the Offer affect my Shares?
If the Merger is consummated between the Company and Purchaser, each Share that is not tendered by a stockholder of the Company and that is not irrevocably accepted for purchase in the Offer (other than (i) Shares held by any Acquired Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) the Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration, in cash, without interest and less any applicable withholding of taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as promptly as reasonably practicable without a vote of the stockholders of the Company, pursuant to the relevant provisions of the DGCL and other applicable law. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.
While we intend to consummate the Merger as promptly as reasonably practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, the Company may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “Section 7 — Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “Section 13 — The Transaction Documents — The Merger Agreement.”
Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “Section  12 — Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights — No Stockholder Approval.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of the Company who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. See “Section 12 — Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights — Appraisal Rights.”
What is the market value of my Shares as of a recent date?
On August 4, 2025, the last full trading day before we announced our intention to commence the Offer, the closing price of the Shares on Nasdaq was $4.19 per share. On August 15, 2025, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on Nasdaq was $8.52. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.
What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?
In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer in light of your particular circumstances. See “Section 5 — Material U.S. Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
You can call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 or by email at tenderoffer@mackenziepartners.com. See the back cover of this Offer to Purchase.

To the Stockholders of the Company:
INTRODUCTION
Yosemite Merger Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Perseus BidCo US, Inc., (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Y-mAbs Therapeutics, Inc. (the “Company”) for $8.60 per share (the “Offer Price” or the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), the Notice of Guaranteed Delivery (as it may be amended or supplemented from time to time, the “Notice of Guaranteed Delivery”) (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”). Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser.
If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal or the appropriate version of IRS Form W-8 (or other applicable form), you may be subject to backup withholding at a current rate of 24% on the gross proceeds payable to you. See “Section 3 — Procedures for Tendering Shares — Backup Withholding.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their broker, dealer, commercial bank, trust company or other nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Equiniti Trust Company, LLC, the depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “Section 17 — Fees and Expenses.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), by and among, Parent, Purchaser, the Company and, solely for the purposes of Section 5.16 and Article 8 of the Merger Agreement, Stark International Lux, a Luxembourg société à responsabilité limitée (“Ultimate Parent”). The Merger Agreement provides, among other things, that as promptly as reasonably practicable, and in any event within two business days of the acceptance of the Shares for payment (the “Offer Acceptance Time”), following the consummation (as defined in Section 251(h) of the Delaware General Corporation Law (the “DGCL”)) of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Merger Effective Time.” As of the Merger Effective Time, each outstanding Share (other than (i) Shares held by the Company and each of its subsidiaries, collectively (“Acquired Companies”) or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price (the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “Section 13 — The Transaction Documents — The Merger Agreement — Conditions to the

Merger.” “Section 13 — The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. “Section 5 — Material U.S. Federal Income Tax Consequences” summarizes certain material U.S. federal income tax consequences of the sale of Shares in the Offer.
The Offer is only for the outstanding Shares and not for any outstanding Company Stock Awards. See “Section 13 — The Transaction Documents — The Merger Agreement” for additional information regarding the treatment of Company Stock Awards in the Merger. If you hold unexercised Company Options and you wish to participate in the Offer, you must exercise your Company Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer.
The Company’s board of directors (the “Company Board”), at a meeting duly called and held, has unanimously (i) determined that the entry into the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Company will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 filed with the SEC and mailed to the Company’s stockholders sets forth a description of the reasons that the Company Board has approved of the Offer and the Merger and is recommending you tender your Shares in the Offer. Stockholders of the Company are encouraged to read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time, if the Minimum Condition has not been satisfied, or any of the other conditions to the Offer (the “Offer Conditions”) are not satisfied or waived in writing by Parent as of the Expiration Time. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding of any financing. All conditions to the Offer are described in “Section 15 — Conditions to the Offer” and “Section 16 — Certain Legal Matters; Regulatory Approvals.”
According to the Company, as of the close of business on August 1, 2025 (the “Reference Date”), the most recent practicable date prior to the date of the Merger Agreement, (i) 45,438,420 Shares were issued and outstanding, (ii) no Shares of Company Preferred Stock were issued and outstanding (iii) 10,683,404 Shares were subject to issuance pursuant to outstanding Company Options, (iv) 808,596 Shares were subject to or otherwise deliverable in connection with outstanding Company RSU Awards, (v) 223,100 Shares were subject to or otherwise deliverable in connection with outstanding Company PSU Awards, assuming a maximum number of Shares to be issued under such Company PSU Awards, (vi) no Shares were subject to outstanding purchase rights under the Company ESPP and no Shares have been previously purchased under the Company ESPP, (vii) 2,831,431 Shares were reserved for future issuance under the Company Equity Plans and (viii) 700,000 Shares were reserved for future issuance under the Company ESPP.
We currently intend, as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will become the directors of the Company.
Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary, prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the number of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as reasonably practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the Company stockholders, in accordance with Section 251(h) of the DGCL. See “Section 12 — Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights.”
The Offer is conditioned upon the fulfillment of the conditions described in “Section 15 —  Conditions to the Offer.” Unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, the Offer will expire one minute following 11:59 p.m., Eastern Time, on September 15, 2025. See “Section 13 — The Transaction Documents — The Merger Agreement — Extensions of the Offer.”
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of the Company’s stockholders.
THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND RELATED NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.
Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “Section 3 — Procedures for Tendering Shares” at or prior to the Expiration Time (as defined below). Unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, the Offer will expire one minute following 11:59 p.m., Eastern Time, on September 15, 2025 (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Time”). No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available.
The Offer is subject to the conditions (the “Offer Conditions”) set forth in “Section 15 —  Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition and the Regulatory Conditions (each as defined herein). See “Section 16 — Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.
Pursuant to the terms of the Merger Agreement, we are required to extend the Offer from time to time: (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or Nasdaq or the respective staffs of the SEC or Nasdaq (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or the respective staffs of the SEC or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and (ii) if, as of any then-scheduled Expiration Time, any of the Offer Conditions have not been satisfied or waived, then we shall, and Parent shall cause us to, extend the Offer for one or more successive extension periods of ten business days (or such longer period as may be approved in advance by the Company) per extension (with each such period to end at 11:59 p.m., Eastern Time, on the last business day of such period) (or any other period as may be approved in advance by the Company) in order to permit the satisfaction of all of the Offer Conditions. However, if as of the first then-scheduled expiration of the Offer at which the sole then-unsatisfied Offer Condition is the Minimum Condition, we shall not be required to (and Parent shall not be obligated to cause us to) extend the Offer for more than three further occasions of ten business days each (with such period to end at 11:59 p.m., Eastern Time, on the last business day of such period). In addition, in no event will we (i) be required to extend the Offer to a date beyond the earliest to occur of (a) the valid termination of the Merger Agreement and (b) the Termination Date (as defined below), or (ii) be permitted to extend the Offer to a date later than such extension deadline without the prior written consent of the Company. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “Section 1 — Terms of the Offer.” The “Termination Date” means 11:59 p.m. Eastern Time on February 4, 2026, unless otherwise extended to June 4, 2026, pursuant to the terms of the Merger Agreement.
Purchaser has the right to (i) increase the Offer Price, (ii) waive any Offer Condition to the extent permitted under applicable law and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, without the Company’s prior written consent, Purchaser is not permitted to (and Parent may not permit Purchaser to) (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) change or waive the Minimum Condition or the Regulatory Conditions, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as described in “Section 13 — The Transaction Documents — The Merger Agreement — Extensions of the Offer” or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time.
The Merger Agreement does not contemplate a subsequent offering period for the Offer. As promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
The Company has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and the related Notice of Guaranteed Delivery and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions, we will, at or promptly following the Expiration Time, accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, at or promptly following the Offer Acceptance Time, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including the Regulatory Conditions, see “Section 16 — Certain Legal Matters; Regulatory Approvals.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “Section 3 — Procedures for Tendering Shares — Book-Entry Delivery”) and (iii) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “Section 3 — Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.
For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.
If we do not accept for payment any tendered Shares pursuant to the Offer for any reason in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3 — Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”), promptly following the expiration, termination or withdrawal of the Offer.
3.
Procedures for Tendering Shares

Valid Tender of Shares
Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.
The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. You should allow sufficient time to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iii) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between Purchaser with respect to such Shares, upon the terms and subject to the Offer Conditions.
Book-Entry Delivery
The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.
However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.
Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees
All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery
A stockholder who desires to tender Shares pursuant to the Offer and who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
the Depositary receives by mail or overnight courier, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form Purchaser has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•
confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are “received” by the Depositary within one Nasdaq trading day following the Expiration Time.

Stockholders may contact the Information Agent or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary within one Nasdaq trading day following the Expiration Time.
SHARES DELIVERED BY A NOTICE OF GUARANTEED DELIVERY THAT HAVE NOT BEEN “RECEIVED” (WITHIN THE MEANING OF SECTION 251(H)(6) OF THE DGCL) BY THE “DEPOSITORY” WITHIN ONE NASDAQ TRADING DAY FOLLOWING THE EXPIRATION TIME

WILL NOT BE COUNTED TOWARD THE SATISFACTION OF THE MINIMUM CONDITION AND THEREFORE IT IS PREFERABLE FOR SHARES TO BE TENDERED BY THE OTHER METHODS DESCRIBED HEREIN.
Backup Withholding
Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8. For additional discussion of backup withholding, see “Section 5 — Material U.S. Federal Income Tax Consequences of Tendering Shares Pursuant to the Offer — Information Reporting and Backup Withholding.”
Appointment of Proxy
By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.
Determination of Validity
We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
4.
Withdrawal Rights

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the

Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after October 16, 2025, which is 60 days from the date of the commencement of the Offer.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.
For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “Section 3 — Procedures for Tendering Shares,” the broker, dealer, commercial bank, trust company or other nominee must arrange for the withdrawal of your Shares through the Book-Entry Transfer Facility and provide the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “Section 3 —  Procedures for Tendering Shares.”
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
5.
Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions, each as in effect as of the date of this Offer to Purchase, all of which may change or be subject to differing interpretation, possibly with retroactive effect.
This discussion addresses only the consequences of the tender of Shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that are tendered pursuant to the Offer. It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances, or to a holder of Shares that is subject to special rules, such as:
•
a bank, financial institution, or insurance company;

•
a mutual fund;

•
entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein;

•
a tax-exempt organization (including a private foundation);

•
a governmental or international organization;

•
a dealer or broker in securities or currencies;

•
a U.S. Holder whose functional currency is not the U.S. dollar;

•
a former citizen or former long-term resident of the United States;

•
a regulated investment company or real estate investment trust;

•
“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•
a stockholder that holds its Shares through individual retirement or other tax-deferred accounts;

•
a trader in securities who elects to apply a mark-to-market method of accounting;

•
a stockholder that holds Shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•
a stockholder that acquired Shares through the exercise of compensatory options or stock purchase plans or otherwise as compensation for services or in connection with the performance of services;

•
an entity covered by the anti-inversion rules under the Code;

•
a person holding Shares as “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

•
a person who actually or constructively owns more than 5% of the outstanding Shares; and

•
a person who holds both Shares and common stock of Parent.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or other entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Shares should consult its tax advisors regarding the tax consequences to it of the tender of Shares pursuant to the Offer.
This discussion of certain material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the tender of Shares pursuant to the Offer. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the application of the alternative minimum tax, the Medicare tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code, the tax consequences associated with transactions occurring prior to, concurrently with, or after the tender of Shares pursuant to the Offer, including, without limitation, any transaction in which Shares were acquired, the tax consequences to holders of promissory notes, options, warrants, or other rights to acquire Shares, or any non-income tax or any non-U.S., state or local tax consequences of the Offer. Accordingly, each holder of Shares should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Offer, including the application and effect of any U.S. federal, state, local and non-U.S. income, estate, gift and other tax laws to the receipt of cash in exchange for Shares pursuant to the Offer.
U.S. Holders
The tender of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder exchanges Shares pursuant to the Offer, such U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in its Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year as of the date of the tender of such Shares pursuant to the Offer. Under current law, long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.
Non-U.S. Holders
Gain recognized by a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on the sale of Shares pursuant to the Offer is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale of Shares pursuant to the Offer and certain other conditions are met; or

•
the Non-U.S. Holder’s Shares constitute “United States real property interests” (“USRPIs”) by reason of the Company being treated as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale of Shares pursuant to the Offer and the Non-U.S. Holder’s holding period in the Non-U.S. Holder’s Shares.

Gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Determining whether the Company is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its worldwide real property interests and other trade or business assets. the Company believes that it is not, and does not anticipate becoming before the sale of Shares pursuant to the Offer, a USRPHC. Even if the Company is treated as a USRPHC, gain recognized by a Non-U.S. Holder on the sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder owned actually or constructively no more than 5% of Shares at all times within the shorter of (x) the five-year period preceding the sale or (y) the Non-U.S. Holder’s holding period and (ii) Shares are “regularly traded” on an established securities market within the meaning of applicable U.S. Treasury regulations. There can be no assurance that Shares qualify as regularly traded on an established securities market for purposes of these rules.
Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the Offer generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the U.S. Holder or

Non-U.S. Holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service.
6.
Price Range of Shares; Dividends

The Shares currently trade on Nasdaq under the symbol “YMAB.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years as reported by Nasdaq:
	High	Low
2023
First Quarter	$5.98	$2.70
Second Quarter	$10.95	$4.93
Third Quarter	$7.47	$4.60
Fourth Quarter	$7.62	$4.69
2024
First Quarter	$20.90	$6.48
Second Quarter	$17.78	$11.15
Third Quarter	$15.70	$8.41
Fourth Quarter	$16.11	$7.45
2025
First Quarter	$8.62	$4.25
Second Quarter	$5.47	$3.55
Third Quarter (through August 15)	$8.54	$4.10
The Company does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, the Company is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares). If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.
On August 4, 2025, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the highest reported intraday sale price per Share on Nasdaq was $4.53 in published financial sources. Between August 4, 2025 and August 15, 2025, the highest daily intraday sale price per Share on Nasdaq ranged between $8.52 and $8.54. On August 15, 2025, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price per Share on Nasdaq was $8.52. Please obtain a recent quotation for the Shares before deciding whether or not to tender.
7.
Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations

Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time following the consummation (as defined in Section 251(h) of the DGCL) of the Offer. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares
If we purchase the Shares in the Offer, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time following the consummation (as defined in Section 251(h) of the DGCL) of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement.
Stock Exchange Listing
If we purchase the Shares in the Offer, Purchaser intends to consummate the Merger as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement. Following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will only be a single holder of the Shares, which will be Parent. We intend to cause the delisting of the Shares from Nasdaq as soon after completion of the Merger as the requirements for such delisting are satisfied.
Registration under the Exchange Act
The class of stock of which the Shares are a part is currently registered under the Exchange Act. While we intend to consummate the Merger as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following consummation (as defined in Section 251(h) of the DGCL) of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.
Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of the Company’s reporting obligations under the Exchange Act.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.
Certain Information Concerning the Company

The information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.
According to the Company’s public filings with the SEC, the Company was incorporated in Delaware in April 2015. The Company’s principal executive offices are located at 202 Carnegie Center, Suite 301, Princeton, New Jersey 08540, United States of America. The telephone number of the Company’s principal executive offices is (646) 885-8505.
The following description of the Company and its business is based on the Company’s public filings with the SEC, and is qualified in its entirety by reference to such filings. The Company completed its initial public offering on September 26, 2018, with subsequent offerings in November 2019 and February 2021. The Company is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel radioimmunotherapy, and antibody-based therapeutic products for the treatment of cancer. The Company’s only approved drug DANYELZA® (naxitamab-gqgk) (“Danyelza”) received accelerated approval by the United States Food and Drug Administration (“FDA”) in November 2020 for the treatment, in combination with Granulocyte Macrophage Colony Stimulating Factor of pediatric patients one year of age and older and adult patients with relapsed or refractory high risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. The Company is commercializing Danyelza in the United States and began shipping in February 2021. In October 2024, the Company was granted a three-year extension of the U.S. patent covering Danyelza with protection through February 2034. In January 2025, the Company announced a business realignment plan designed to optimize its operations by aligning dedicated internal resources to two business units, with the goal of increasing operational flexibility and speed, and accelerating clinical development within the Company’s radiopharmaceutical platform. Pursuant to the plan, the Company now has two business units, one that is focused on expanding market access to Danyelza and progressing the clinical and commercial development of naxitamab in other indications and for potential label expansion, and another that is focused on progressing the radiopharmaceutical platform, including the radioimmunology technology platform (“RIT”) and the Company’s early-stage pipeline, with a shared general administrative function.
Additional Information
The Company is subject to the informational and reporting requirements of the Exchange Act, and in accordance therewith, files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase, and you should not consider it as part of this Offer to Purchase.
9.
Certain Information Concerning Parent and Purchaser

Parent is a Delaware corporation. Parent is a part of SERB Pharmaceuticals, (“SERB Pharmaceuticals” or “SERB”), the global specialty pharmaceutical group headquartered in Luxembourg, Grand-Duchy of Luxembourg. SERB is focused on medicines for rare diseases and medical emergencies. Parent has a growing portfolio that helps patients with rare conditions in oncology, rare neurologic syndromes, and rare metabolic disorders. Parent works to help these patients get the diagnosis they need and access to the treatment options they deserve. Parent also has the broadest antidote portfolio in the world, including medical countermeasures for chemical, biological, radiological and nuclear risks.
Purchaser is a Delaware corporation formed on July 25, 2025, solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and the Company will continue as the surviving corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Parent.
Parent’s and Purchaser’s principal executive offices are located at 300 Conshohocken State Road, Suite 300, West Conshohocken, Pennsylvania, 19428, United States of America. The telephone number for both Parent and Purchaser is (856) 981-7737.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser, nor any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, none of Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Parent nor Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Section 12 — Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights.”
10.
Source and Amount of Funds

Purchaser estimates that it will need approximately $412,000,000, plus related fees and expenses, to purchase all of the Shares pursuant to the Offer, make payments in respect of Company Stock Awards, and to pay the Merger Consideration and consummate the Merger. Parent will provide Purchaser with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for the Merger Consideration and the other payments contemplated by the Merger Agreement, all in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer or the Merger.
Parent expects to obtain the necessary funds for the acquisition of Shares in the Offer, the Merger Consideration and the other payments contemplated by the Merger Agreement through its cash on hand, a credit facility available to Parent (as described below) or a combination thereof. To the extent borrowings are made by Parent to fund Purchaser’s purchase of Shares, such funds will be provided to Purchaser through intercompany borrowings. In addition, Ultimate Parent, an affiliate of Parent, has provided a guarantee of Parent’s and Purchaser’s obligations under the Merger Agreement, as further described in “Section 13 — The Transaction Documents — Guaranty.”
Senior Facilities Agreement
Ultimate Parent and Parent, each as borrower (the “Borrowers”), entered into a senior facilities agreement (the “Senior Facilities Agreement”) with, among others, GLAS SAS as agent and security agent on July 21, 2025, pursuant to which the lenders under the Senior Facilities Agreement have made available to the Borrowers, subject to the conditions set out therein, term loan facilities in the amount of $1,084,200,000 and €345,000,000 (the “Term Facilities”) and a multi-currency revolving facility with commitments of €200,000,000 (the “Revolving Facility”). The Term Facilities are permitted to be used to, among other things, finance or refinance: (i) the existing financing of Ultimate Parent and its subsidiaries (the “SIL Group”); and (ii) amounts payable in connection with the Offer. The Revolving Facility is available to be used for the general corporate purposes of the SIL Group.
Financial Condition of Parent and Purchaser
We do not think Parent’s or Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is not subject to any financing condition;

•
if Purchaser consummates the Offer, it will acquire all remaining Shares for the same consideration in the Merger;

•
the Offer is being made for all outstanding Shares solely for cash; and

•
Parent and/or one or more of its affiliates has, and will arrange for Purchaser to have, sufficient funds available to pay the Merger Consideration in respect of all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Time, to acquire the remaining outstanding Shares in the Merger.

11.
Background of the Offer; Contacts with the Company

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and disseminated to holders of Shares in connection with the Offer.
In January 2025 and early February 2025, representatives of SERB contacted senior executives of the Company on an unsolicited basis and expressed a preliminary interest in exploring a transaction with the Company involving Danyelza and asked to receive confidential information to facilitate the discussions and exploration of a transaction. The Company’s executives indicated that they would only be prepared to have such discussions with the benefit of a confidentiality agreement on customary terms and conditions, which were subsequently negotiated. In late January 2025, a senior executive from SERB contacted Centerview Partners LLC (“Centerview”) based on a prior understanding that Centerview had a relationship with the Company and in the past had arranged discussions with the Company and asked Centerview to facilitate a meeting between SERB and the Company to discuss their respective companies.

On February 4, 2025, the Company entered into a confidentiality agreement with SERB. Thereafter, the Company provided SERB with limited non-public information with respect to Danyelza.
On March 13, 2025, SERB delivered a non-binding proposal to the Company to acquire the Company’s assets related to Danyelza for $300 million in cash consideration at closing, a $50 million cash regulatory milestone payment upon achieving full FDA approval for Danyelza in neuroblastoma induction frontline, a $50 million cash regulatory milestone payment upon achieving full FDA approval for Danyelza in osteosarcoma, and up to $300 million in cash sales milestone payments (which would require annual Danyelza sales above $600 million by December 31, 2035 for full achievement). We refer to this as the “March 13 SERB Proposal”. SERB requested an exclusivity period until April 20, 2025, during which period the Company would be prohibited from engaging in discussions with other parties regarding other transactions. Following delivery of the March 13 SERB Proposal, representatives of SERB periodically contacted senior executives of the Company and Centerview and sought guidance on when it could receive a response on its proposal. In response, a member of the Company’s senior management informed SERB that the March 13 SERB Proposal would require discussion with the Company Board in March and a response would come thereafter.
On March 31, 2025, representatives of SERB again contacted Centerview and sought guidance on when it would receive a response on the March 13 SERB Proposal. On the call, the representative of SERB expressed a willingness to be flexible on deal structure and sought feedback on its proposal.
On or about April 1, 2025, Centerview informed SERB that (1) the Company had received other indications of interest, (2) Centerview was advising the Company on its recently initiated process to explore strategic alternatives and (3) the Company Board had authorized the Company to share selected additional non-public information about the Company and its business units in order to assist SERB in improving its proposal.
In late March and early April and continuing thereafter, the Company’s senior management and Centerview began a regular dialogue regarding due diligence and process matters with Rothschild & Co. (“Rothschild”), financial advisor to SERB.
Beginning on April 21, 2025 and continuing until the execution of the Merger Agreement, the Company made additional confidential information about the Company and its businesses available to SERB through a virtual data room. The Company also responded to due diligence inquiries from SERB and its advisors and provided functional due diligence sessions with the Company’s senior management during this period to SERB.
On April 28, 2025, Centerview provided instructions to SERB to provide a non-binding indication of interest by May 19, 2025 if SERB were interested in entering into a potential transaction with the Company. SERB was instructed to indicate if it was interested in entering into a transaction to acquire the Company or either the RIT business or the Danyelza business.
On May 12, 2025, members of the Company’s senior management and representatives of Centerview had a videoconference with members of SERB senior management to respond to SERB’s business due diligence questions and provide further non-public information on the Company.
On May 19, 2025, SERB delivered a non-binding proposal to the Company to acquire the Company’s assets related to Danyelza for $300 million in cash consideration at closing, a $50 million cash regulatory milestone payment upon receipt of full FDA approval for Danyelza in neuroblastoma induction frontline, and up to $300 million in cash milestone payments (which would require annual sales above $600 million by December 31, 2035 for full achievement). We refer to this as the “May 19 SERB Proposal”. The May 19 SERB Proposal was the same as the March 13 SERB Proposal economically, but deleted the $50 million cash regulatory milestone payment upon receipt of full FDA approval for Danyelza in osteosarcoma because SERB did not believe it was an indication it would be likely to pursue given the potential commercial benefits were unlikely to justify the investment required. SERB stated in the May 19 SERB Proposal that it was open to discussing alternative transaction structures, including those that are tax efficient for all parties.
On May 28, 2025, representatives of Centerview contacted representatives of SERB and (1) requested a revised proposal from SERB to acquire the whole company, (2) informed SERB that the Company Board expected the revised proposal to include both an increase in upfront value and the potential for the Company’s stockholders to participate in upside SERB would realize from the RIT business, and (3) informed SERB that the Company Board would evaluate such revised proposal.
On May 30, 2025, Centerview asked SERB to provide an updated proposal by June 10, 2025, noting that the Company Board had a regularly scheduled meeting on that date.
On June 4, 2025, representatives of Centerview and a senior executive of SERB had a call to discuss the timing of an updated proposal from SERB based on the feedback provided by the Company Board and other open questions.
On June 6, 2025, members of the Company’s senior management had a videoconference with members of SERB senior management to discuss SERB’s due diligence questions and provide further information on the Company and the RIT business.
On June 8, 2025, SERB delivered a revised non-binding proposal to the Company to acquire all of the outstanding shares of the Company through a cash tender offer and second step merger for $7.80 per share in cash consideration at closing and one Divested Asset Proceed Right (“DAP”) per share that would pay each holder thereof up to the equivalent of $1.00 per share. Holders of DAPs in the aggregate would receive 70% of the net proceeds of any sale of RIT by SERB within three months of the closing, but in no event more than $1.00 per DAP. SERB requested a 30-day exclusivity period, during which period the Company would be prohibited from engaging in discussions with any other party regarding a strategic transaction.
On June 13, 2025, representatives of Centerview had a videoconference with representatives of each of SERB and Rothschild with the counterproposal of $9.00 per share with no contingent consideration and no exclusive negotiating period for SERB’s benefit. As a follow-up to that call, Rothschild requested a call be set up between the Company’s legal counsel and SERB’s legal counsel.
Later on June 13, 2025, Cooley LLP (“Cooley”), the Company’s legal counsel, and Freshfields US LLP (“Freshfields”), SERB’s legal counsel, had a call to discuss, among other matters, what alternatives would be available for SERB regarding RIT. Cooley confirmed that the Company Board expected that the transaction documentation for any transaction would be customary for a public company sale of this type and would not include any specific conditions regarding RIT. Following this call, Cooley and Freshfields engaged in several calls over the next several days regarding the Company’s commercial contracts relating to RIT and the impacts of these contracts on SERB’s post-closing operational flexibility.
On June 17, 2025, representatives of Rothschild contacted representatives of Centerview and indicated that SERB wanted to conduct additional due diligence regarding RIT to further evaluate the Company Board’s June 13 counterproposal.
On June 19 and 20, 2025, members of the Company’s senior management had a videoconference with members of SERB senior management to discuss SERB’s due diligence questions and provided additional non-public information on the Company and the RIT business.
On June 25, 2025, SERB delivered a revised non-binding proposal to the Company to acquire all of the outstanding shares of the Company through a tender offer and second step merger for $8.55 per share in cash consideration at closing, with no DAP. We refer to this as the “June 25 SERB Proposal”. SERB believed that the per share consideration included in the June 25 SERB Proposal reflected costs that SERB would likely incur as a result of acquiring the RIT business. SERB requested that, as a condition to executing the definitive agreements providing for the transaction, the Company would first amend certain of its commercial agreements in respect of the RIT business and any other non-Danyelza programs to clarify the Company’s rights under various business contingencies.
On June 27, 2025, representatives of Centerview had a videoconference with representatives of Rothschild and provided (1) a counterproposal to SERB providing for the acquisition of all of the outstanding shares of the Company for $8.80 per share in cash at closing and (2) a rejection of any condition to executing definitive agreements relating to amended commercial agreements but an indication that the Company would covenant in definitive transaction documents to cooperate with requests from SERB to seek to negotiate amendments to its commercial agreements.

On June 28, 2025, representatives of Cooley and Freshfields had a call to discuss, among other things, the Company’s senior management’s conclusions that amendments to the commercial agreements were unnecessary and would introduce unwarranted delay and execution risk for the proposed transaction. As a part of the call, they also discussed a process by which the parties could begin to prepare draft definitive agreements for the proposed transaction if the Company Board’s approach was acceptable to SERB, with Freshfields preparing the first draft of the definitive agreements.
On June 30, 2025, representatives of Rothschild had a videoconference with representatives of Centerview and informed Centerview that SERB had reviewed the issue of the amendments to the commercial agreements and continued to insist on such amendments. Representatives of Rothschild also said SERB was collecting a list of due diligence items that they wanted to be able to further assess whether SERB could increase the price of its most recent proposal.
On July 1 and 2, 2025, members of the Company’s senior management and Cooley had several calls with members of SERB senior management, Rothschild and Freshfields to discuss the terms of certain of the Company’s commercial agreements and other due diligence inquiries of SERB, and the Company and its advisors provided further information to SERB and its advisors in response, including information on the Company’s commercial contracts and other corporate information to support the Company’s position on the purchase price. Following these calls and provision of information, representatives of Centerview contacted representatives of Rothschild and directed them to ask SERB to provide its current view of the price and terms on which SERB would enter into a transaction in light of the feedback provided by the Company Board and the information provided.
On July 10, 2025, SERB delivered a revised non-binding proposal to the Company to acquire all of the outstanding shares of the Company through a cash tender offer and second step merger for $8.55 per share in cash consideration at closing, the same value as in the June 25 SERB Proposal. We refer to this as the “July 10 SERB Proposal”. SERB indicated that it no longer required any amendments to the commercial contracts, but SERB requested that, as a condition to executing the definitive agreements providing for the transaction, the Company would facilitate a call with one of the Company’s commercial counterparties and also provide certain information in response to further due diligence questions, including various manufacturing elements of Danyelza.
On July 15, 2025, representatives of Centerview contacted a senior executive from SERB and provided the feedback that the Company intended to provide responses to SERB’s pending due diligence requests, the Company would send SERB a draft merger agreement providing for the transaction on customary terms by the end of the week and the Company Board expected that the parties would finalize the terms of definitive documentation providing for the transaction and an improved price per share than reflected in the July 10 SERB Proposal for final consideration by the Company Board by no later than July 31, 2025, including emphasizing the importance to the Company Board of speed, certainty and price improvement. On the call, the SERB executive said the response was a constructive approach and that SERB would engage on the basis of the plan as presented. They also discussed the proposed path forward regarding addressing any further due diligence requests by SERB.
Later on July 15, 2025, Cooley and Freshfields had a call to discuss the feedback provided by the Company Board, in particular the plan with respect to the drafting of the merger agreement and the expected timeline for having a transaction for final consideration by the Company Board by no later than the July 31 deadline. On the call, Freshfields stated that SERB was prepared to meet that deadline but only if the draft merger agreement would reflect standard terms, which Cooley confirmed to Freshfields to facilitate a prompt negotiation as directed by the Company Board. Freshfields also indicated that SERB expected that the Company’s large stockholders would sign support agreements to tender their shares in the offer, and Cooley indicated that they believed this would be acceptable for directors with large stockholdings but not for stockholders not otherwise aware of the proposed transaction. Thereafter, Cooley and Freshfields had regular calls to discuss open workstreams and open items.
On July 18, 2025, Cooley sent Freshfields a draft merger agreement for the proposed transaction consistent with the guidance provided by the Company Board. In particular, the draft merger agreement contemplated that the proposed transaction would be completed pursuant to a tender offer that SERB would be obligated to extend until the outside date to satisfy all offer conditions, followed by a back-end merger, and other customary terms and conditions for such an agreement, including (1) a customary non-solicitation provision with a “fiduciary out” provision that would allow the Company Board to change its recommendation in favor of the transaction following receipt of an unsolicited superior proposal or following the occurrence of an intervening event and/or terminate the merger agreement to accept an unsolicited superior proposal, in each case subject to certain notice obligations and a three business day match right and the payment by the Company of a termination fee (which would be set at 2.5% of the implied equity value of the Company in the transaction), (2) the obligation of the acquiror to take all actions necessary to obtain required antitrust and regulatory approvals to close the transaction, subject to a specified burdensome condition standard, (3) certain customary limitations on how determinations or delays by the FDA or other governing bodies, results of preclinical or clinical trials or test or regulatory, pricing, manufacturing or other changes, in each case, with respect to the Company’s product candidates or programs or the product candidates or programs of certain competitors of the Company could be taken into account in determining whether a “Material Adverse Effect” had occurred with respect to the Company (the “Product Candidate MAE Carve-Outs”), and (4) a guarantee of Parent’s obligations under the merger agreement to be provided by Ultimate Parent.
On July 24, 2025, Freshfields sent Cooley a revised draft merger agreement for the proposed transaction reflecting feedback from SERB that had been previewed a few days before. In particular, the revised draft merger agreement included (1) a limit on required extensions of the tender offer, (2) more restrictive non-solicitation provision and “fiduciary out” provisions (requiring a five business day match period and a termination fee equal to 3.9% of the implied equity value of the Company in the transaction), (3) deletion of the Product Candidate MAE Carve-Outs, (4) revisions to the treatment of Company equity awards that the Company’s management viewed as inconsistent with the assumptions underlying the July 10 SERB Proposal and (5) a failure to commit to whether Ultimate Parent would provide a guarantee for Parent’s obligations under the merger agreement, among other changes.
On July 25, 2025, Cooley and Freshfields had a call to discuss the key open items in the revised draft merger agreement.
During the remainder of July and early in August, representatives of each of the Company, SERB and their respective advisors engaged in discussions regarding finalizing the definitive documentation providing for the transaction and completing any remaining due diligence. During this period and culminating in the execution of the Merger Agreement on August 4, representatives of Cooley and Freshfields exchanged several drafts of the documentation, including the Merger Agreement, the Support Agreements, the disclosure letter and proposed communications plans, and held a number of discussions relating thereto.
On July 27, 2025, representatives of each of Centerview and Rothschild had a telephone call to discuss the status of SERB’s due diligence review of the Company, items that had not yet been delivered and the likely timing of those items, including the timing of a call with one of the Company’s commercial counterparties and of certain requested due diligence information regarding the historical manufacturing of Danyelza. Rothschild also indicated that SERB would expect to review preliminary results for the Company’s most recent quarter. Rothschild indicated that only after those items had been delivered and SERB had time to process them would SERB be able to enter into discussions regarding improvements to the price in the July 10 SERB Proposal. As a result, Rothschild indicated it may not be possible for SERB to have completed all of its work to meet the previously proposed July 31 deadline, particularly unless all requested due diligence items were immediately available, and that a slight delay may be appropriate.
On July 29, 2025, Cooley and Freshfields had a call to discuss the key open items in the revised draft merger agreement. On the call, the parties sought resolution of the remaining unresolved points in the agreement, including seeking to resolve the difference in the size of the termination fee, with the Company most recently proposing a fee of 3.2% of the implied equity value of the Company in the transaction. They also discussed alternative formulations of the obligation of SERB to extend the tender offer, agreed to include the Product Candidate MAE Carve-Outs subject to certain modifications and sought to finalize the treatment of interim covenants that would restrict the Company’s operations prior to the closing.
Over the course of the next several days, the Company’s and SERB’s respective advisors engaged in several calls to resolve any open issues and align on workstreams. This included final negotiation of the open issues in the merger agreement and other agreements, scheduling the proposed call with the Company’s specified commercial counterparty, otherwise addressing SERB’s open due diligence requests and determining the communications plan for the transaction if approved by the Company Board. They also noted that the parties understood that, once these items were finalized, the Company expected to have further negotiations regarding the price to be paid in the proposed transaction as previously communicated.
On August 2, 2025, Rothschild had a videoconference with Centerview and informed Centerview that SERB was not willing to increase the price to be paid in the proposed transaction above the amount in the July 10 SERB Proposal. After consultation with representatives of the Company’s senior management, later that day, Centerview had a videoconference with Rothschild and informed Rothschild that the Company Board had been clear that a price increase was expected and that the Company believed that SERB should increase the price to be paid in the proposed transaction to $8.75 per share.
During the course of the day on August 3, 2025, representatives of Centerview had numerous discussions with representatives of SERB and Rothschild, during which Centerview continued to emphasize the expectation of the Company Board that SERB would increase the price per share in its most recent proposal, and SERB continued to insist on maintaining the price per share in its most recent proposal. Through the course of these conversations, SERB ultimately agreed to increase the price per share of its proposal to $8.60 per share and agreed to a termination fee of $14.25 million, which is approximately 3.46% of the implied equity value of the Company in the transaction.
Later, on August 3, 2025, SERB delivered a revised non-binding offer to the Company to acquire all of the outstanding shares of the Company through a cash tender offer and second step merger for $8.60 per share in cash consideration at closing, which SERB described as its “best and final” price for the proposed transaction.
On the afternoon of August 4, 2025, senior executives from the Company and a senior executive of one of the Company’s commercial counterparties had a call to introduce SERB to such counterparty.
On the evening of August 4, 2025, the Merger Agreement and the Support Agreements were executed by the relevant parties.
On the morning of August 5, 2025, the Company and SERB issued a joint press release announcing the execution of the Merger Agreement.
12.
Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for the Company
The purpose of the Offer and the Merger is for Parent to acquire all of the outstanding Shares. The Offer, as the first of two steps in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise and to cause the Company to become a wholly owned subsidiary of Parent.
We currently intend, as promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “Section 13 — The Transaction Documents — The Merger Agreement — The Merger,” the Shares acquired in the Offer will be cancelled in the Merger and the capital stock of the Company as the surviving corporation will be the capital stock of Purchaser. Each share of the common stock, par value $0.001 per share, of Purchaser then outstanding immediately prior to the Meger Effective Time, will be converted into one validly issued, fully paid, and non-assessable share of common stock of the surviving corporation. The directors of Purchaser immediately prior to the Merger Effective Time will become the directors of the Company as the surviving corporation immediately following the Merger Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation. The officers of Purchaser immediately prior to the Merger Effective Time will be the officers of the Company as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation. See “Section 13 — The Transaction Documents — The Merger Agreement — The Merger.” Upon completion of the Merger, the Shares currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.
If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.
Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the Company Board or management, (iii) any material change in the Company’s capitalization or dividend policy, (iv) any other material change in the Company’s corporate structure or business, (v) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
No Stockholder Approval
If the Offer is consummated, we do not anticipate seeking a vote of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the number of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as reasonably practicable after the consummation of the Offer, without a vote of the Company stockholders, in accordance with Section 251(h) of the DGCL.
Appraisal Rights
No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of the Company who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:
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within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

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not tender their Shares in the Offer;

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continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time (and in the case of Shares beneficially owned, such beneficial owner must reasonably identify the record holder of such Shares by documentary evidence of such beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices); and

•
strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is set forth in the Company’s Schedule 14D-9, Annex II, Section 262 of the General Corporation Law of the State of Delaware.
13.
The Transaction Documents

The Merger Agreement
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, the Company or their respective affiliates. The Merger Agreement includes representations, warranties and covenants customary for a transaction of this nature. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser, Ultimate Parent or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. In addition, such representations, warranties and covenants may have been qualified by certain disclosures, including those contained in the Company Disclosure Letter (as defined below), not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or the Company’s stockholders or under federal securities laws. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders or investors. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that, except for the right to seek monetary damages (including based on loss of the economic benefit of the transactions to the fullest extent provided by Section 261(a)(1) of the DGCL), and which right is enforceable solely by the Company in its sole and absolute discretion, Company stockholders are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, the Company or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, Purchaser and their affiliates and the Company publicly file.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will commence a cash tender offer (as promptly as practicable but no later than August 19, 2025) for all of the Shares at a purchase price of $8.60 per Share, net to the seller of such Shares in cash, without interest, subject to any applicable withholding of taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and the satisfaction or waiver of the Regulatory Conditions and the other Offer Conditions set forth in “Section 15 — Conditions to the Offer.”
Purchaser has the right to (i) increase the Offer Price, (ii) waive any Offer Condition to the extent permitted under applicable law and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, without the Company’s prior written consent, Purchaser is not permitted to (and Parent may not permit Purchaser to) (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer other than the Offer Conditions, (v) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) change or waive the Minimum Condition or the Regulatory Conditions, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as described in “Section 13 — The Transaction Documents — The Merger Agreement — Extensions of the Offer” or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.
We are not permitted to terminate or withdraw the Offer prior to any scheduled Expiration Time (or any rescheduled Expiration Time) without the Company’s consent, except in the event that the Merger Agreement is terminated in accordance with its terms.
Extensions of the Offer
The Offer will initially be scheduled to expire at the Expiration Time. We are required to extend the Offer from time to time: (i) for the minimum period required by any applicable law or order, or any rule, regulation, interpretation or position of the SEC or Nasdaq or the respective staffs of the SEC or Nasdaq (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or the respective staffs of the SEC or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and (ii) if, as of any then-scheduled Expiration Time, any of the Offer Conditions have not been satisfied or waived, then we shall, and Parent shall cause us to, extend the Offer for one or more successive extension periods of ten business days (or such longer period as may be approved in advance by the Company) per extension (with each such period to end at 11:59 p.m., Eastern Time, on the last business day of such period) (or any other period as may be approved in advance by the Company) in order to permit the satisfaction of all of the

Offer Conditions. However, if as of the first then-scheduled expiration of the Offer at which the sole then-unsatisfied Offer Condition is the Minimum Condition, we shall not be required to (and Parent shall not be obligated to cause us to) extend the Offer for more than three further occasions of ten business days each (with such period to end at 11:59 p.m., Eastern Time, on the last business day of such period). In addition, in no event will we (i) be required to extend the Offer to a date beyond the earliest to occur of (a) the valid termination of the Merger Agreement and (b) the Termination Date, or (ii) be permitted to extend the Offer to a date later than such extension deadline without the prior written consent of the Company. We will not terminate or withdraw the Offer prior to any scheduled Expiration Time (or any rescheduled Expiration Time) without the prior written consent of the Company, except in the event that the Merger Agreement is validly terminated.
The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “Section 15 — Conditions to the Offer,” to, at or promptly after the Expiration Time, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares.
The Merger
As promptly as reasonably practicable, and in any event within two business days of the Offer Acceptance Time, following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares held by any Acquired Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties)), Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash, without interest, subject to any applicable withholding of taxes, an amount equal to the Offer Price.
The certificate of incorporation of the Company as in effect immediately prior to the Merger Effective Time will be amended and restated by virtue of the Merger at the Merger Effective Time to be identical to the form of the certificate of incorporation included as Exhibit B to the Merger Agreement. The bylaws of Purchaser as in effect immediately prior to the Merger Effective Time will be automatically amended and will become the bylaws of the Company as the surviving corporation, except that all references to Purchaser will become references to the Company as the surviving corporation. The directors of Purchaser immediately prior to the Merger Effective Time will become the directors of the Company as the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation. The officers of Purchaser immediately prior to the Merger Effective Time will become the officers of the Company as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company as the surviving corporation.
The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of the Company’s stockholders.
Treatment of Company Stock Awards
Company Options
Pursuant to the terms of the Merger Agreement, each Company Option that is outstanding as of immediately prior to the Merger Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, each vested Company Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Merger Effective Time will be cancelled and converted into the right to receive the Option Consideration.

Each Company Option with a per Share exercise price that is equal to or greater than the Merger Consideration will be cancelled at the Merger Effective Time without the payment of consideration therefor.
Company RSU Awards
Pursuant to the terms of the Merger Agreement, as of the Merger Effective Time each Company RSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, will, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, be cancelled and converted into the right to receive the RSU Consideration.
Company PSU Awards
Pursuant to the Merger Agreement, each Company PSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or the Company, will be cancelled and converted into the right to receive the PSU Consideration.
Payment for Company Options, Company RSU Awards and Company PSU Awards
As soon as reasonably practicable after the Merger Effective Time (but no later than the next regularly scheduled payroll date that is not less than five business days after the Merger Effective Time), Parent will, or will cause the Company as the surviving corporation to, pay through the Company’s payroll the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Company Options, Company RSU Awards and Company PSU Awards held by current or former employees of the Company or any other Acquired Company (net of any withholding taxes required to be deducted and withheld by applicable laws); provided, however, that to the extent the holder of a Company Option, Company RSU Award or Company PSU Award is not, and was not at any time during the vesting period of the Company Option, Company RSU Award or Company PSU Award, an employee of the Company or any other Acquired Company for employment tax purposes, the Option Consideration, RSU Consideration or PSU Consideration payable with respect to such Company Option, Company RSU Award or Company PSU Award will be deposited in the Payment Fund and paid by the Paying Agent.
Prior to the consummation of the Merger, the Company Board or any duly authorized committee thereof will (i) adopt such resolutions and take such other actions as are necessary to give effect to the transactions related to the Company Stock Awards contemplated by the foregoing paragraphs, (ii) ensure that after the Merger Effective Time no holder of Company Stock Awards will have any right thereunder to acquire any securities of the Company, the surviving corporation or Parent, or to receive any payment or benefit with respect to any Company Stock Award, except as provided in the foregoing paragraphs, (iii) ensure that after the Merger Effective Time no further Company Stock Awards or other rights with respect to Shares will be granted or outstanding under the Company Equity Plans, and (iv) adopt such resolutions and take such other actions as are necessary such that, subject to the consummation of the Merger, the Company Equity Plans will terminate effective immediately prior to the Merger Effective Time.
Treatment of the Company ESPP
With respect to the Company ESPP, as soon as reasonably practicable following the date of the Merger Agreement, the Company will take all actions with respect to the Company ESPP that are necessary to provide that: (i) following the date of the Merger Agreement, no employee may become a participant in the Company ESPP and no offering period shall commence under the Company ESPP; and (ii) subject to the consummation of the Merger, the Company ESPP will terminate effective immediately prior to the Merger Effective Time.
Representations and Warranties
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a confidential disclosure letter delivered by the Company to Parent and Purchaser on the date of the Merger Agreement (the “Company Disclosure Letter”). These representations and warranties relate to, among other things: (i) due organization and good standing, (ii) certificate of incorporation and bylaws, (iii) authority, binding nature of agreement, and anti-takeover laws, (iv) capitalization, (v) merger approval, (vi) non-contravention and consents, (vii) SEC filings and financial statements, (viii) absence of changes, (ix) liabilities, (x) title to assets, (xi) real property, (xii) intellectual property, (xiii) data protection, (xiv) contracts, (xv) compliance with legal requirements and regulatory matters, (xvi) trade control laws and anti-corruption laws, (xvii) CFIUS, (xviii) governmental authorizations, (xix) tax matters, (xx) employee matters and benefit plans, (xxi) environmental matters, (xxii) insurance, (xxiii) legal proceedings and orders, (xxiv) brokers and finders, and (xxv) fairness opinion.
The representations and warranties will not survive consummation of the Merger.
Operating Covenants
The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Merger Effective Time and the valid termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as expressly required or otherwise expressly contemplated under the Merger Agreement, (ii) as required by applicable law, (iii) with the written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed or (iv) as set forth in the Company Disclosure Letter, the Company will, and will cause each of its subsidiaries to, (a) use its commercially reasonable efforts to conduct its and its subsidiaries’ business in the ordinary course in all material respects; and (b) use its commercially reasonable efforts to (A) maintain its existence in good standing pursuant to applicable law (B) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses, permits and business organizations, and (C) preserve the current relationships with governmental bodies and with material customers, vendors, distributors, manufacturers, consultants, researchers, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Acquired Companies have material business relations; provided, that (1) no action by an Acquired Company to the extent explicitly prohibited by Section 5.2(b) of the Merger Agreement (as detailed in the bullet points in the immediately following paragraph) will constitute a breach of the above requirement unless such action would constitute a breach of the subclause contained in Section 5.2(b) of the Merger Agreement and (2) any failure to take any action explicitly prohibited by Section 5.2(b) of the Merger Agreement (as detailed in the bullet points in the immediately following paragraph) as a result of Parent’s withholding, conditioning or delaying consent shall not be deemed a breach of the Merger Agreement.
The Company has further agreed that, during the Pre-Closing Period, except (i) as required or otherwise expressly contemplated under the Merger Agreement, (ii) as required by applicable laws, (iii) with the written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, or (iv) pursuant to certain actions agreed by the parties and set forth in the Company Disclosure Letter, the Company will not, and will not permit any of its subsidiaries to:
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establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), except for dividends or other distributions from any Acquired Company to another Acquired Company;

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repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, subject to customary exceptions;

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split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (A) any capital stock, equity interest or other security of an Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of an Acquired Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of an Acquired Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of Company RSU Awards or Company PSU Awards outstanding on the date of the Merger Agreement, the exercise of Company Options outstanding on the date of the Merger Agreement, or the vesting of Company Stock Awards outstanding on the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement, (2) issue Company Options, Company RSU Awards and Company PSU Awards to employees in satisfaction of the Company Options, Company RSU Awards or Company PSU Awards offered as part of offer letters or retention packages that were executed or agreed prior to the date of the Merger Agreement as set forth in the Company Disclosure Letter, (3) sell shares upon exercise of Company Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or tax obligations with respect to Company Stock Awards and (4) authorize purchases of shares under a Rule 10b5-1 plan);
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except as required by the terms of any compensation or employee benefit plan, policy, practice, program, agreement or arrangement of the Acquired Companies (an “Employee Plan”), (A) establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefit under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement), including any Company Stock Award, (B) grant any loan to, increase the compensation or benefits of, or pay any bonus to any current or former officer, employee, individual independent contractor, consultant or director of or to any of the Acquired Companies (“Company Associate”), or (C) pay or make any new commitment to pay to any Company Associate any benefit or amount not required under any Employee Plan as in effect on the date of the Merger Agreement;

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(A) grant or increase any severance, change-of-control, retention, termination or similar compensation or benefits to any Company Associate, (B) hire or make an offer to hire any new employee, (C) promote any current employee of an Acquired Company, (D) engage any individual independent contractor or (E) terminate (other than for cause, as determined by the Company in the ordinary course of business) any current Company Associate;

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amend or permit the adoption of any amendment to the Company’s certificate of incorporation, the bylaws or other charter or organizational documents of the Company;

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change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable laws;

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acquire any business (including by merger, consolidation or acquisition of stock or assets or licensing, divestment, or other transfer of any assets);

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make any loans, advances or capital contributions to, or investments in, any other person or entity, except for (A) advances for employee expenses in the ordinary course of business or intercompany loans solely between Acquired Companies, or (B) the extension of trade credit in the ordinary course of business;

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enter into any joint venture, partnership, limited liability corporation or similar arrangement, in each case, for the sharing of profits and losses;

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make or authorize any capital expenditure except (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) that do not exceed, individually or in the aggregate, $500,000, or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed, individually or in the aggregate, $500,000 during any fiscal year;

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except for intellectual property rights, acquire, sell, lease, license, sublicense, place any Encumbrance on, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse, transfer, or assign any right or other asset or property, or portion of its properties or assets, for consideration, or having a value, that is individually in excess of $250,000, or in the aggregate in excess of $250,000, except (A) selling inventory and entering into non-exclusive license agreements in the ordinary course of business where such licenses are incidental to performance under the agreement and granted to a Person solely with limited rights to perform services for an Acquired Company or (B) dispositions of obsolete, surplus or worn out tangible assets that are no longer useful in, and are not material to, the conduct of the business of the Acquired Companies;
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with respect to intellectual property rights, acquire, sell, lease, license, sublicense, place any Encumbrance on, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer, or assign any material intellectual property rights, including such intellectual property rights pertaining to Danyelza, except pursuant to (A) non-exclusive licenses or sublicenses made in the ordinary course of business that are incidental to performance under the relevant agreement and granted to a person solely with limited rights to perform services for an Acquired Company or (B) subject to the U.S. Patent and Trademark Office limitation, below, decisions made regarding the prosecution and maintenance of intellectual property rights in the ordinary course of business except for decisions to abandon or permit to lapse patents, patent applications, trademarks, or trademark applications related to Danyelza or any claim in any patent or patent application within company owned IP or company licensed IP where such abandonment or lapse of such claim would materially degrade the scope of protection related to Danyelza;

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voluntarily relinquish or abandon, or fail to use commercially reasonable efforts to take any action necessary to maintain and not permit to lapse, any material Company owned IP or Company licensed IP;

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enter into any new line of business outside pharmaceuticals;

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(A) except (1) to the extent mandated by a regulatory authority or (2) to the extent the Company reasonably deems necessary to address safety or compliance matters after providing Parent with a reasonable opportunity to review and comment on such matter and considering in good faith Parent’s reasonable comments that are received in a timely fashion (and, with respect to any termination, after consulting with the Company’s external legal counsel), make any material change to, suspend, or terminate any clinical trial with respect to any Company Product that is ongoing as of the date of the Agreement, or (B) commence (alone or with any other Person) any new clinical trial with respect to any Company Product;

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make any submissions or filings, or submit any other material correspondence, to the U.S. Patent and Trademark Office or any non-U.S. equivalent related to any patent or trademark (including any application therefor) included in the Company owned IP or Company licensed IP without providing Parent a reasonable opportunity to review and comment on such submissions, filings or other correspondence and considering in good faith any reasonable comments from Parent that are received in a timely fashion;

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make any material submissions or filings to the FDA or other regulatory authority related to any Company Product without, to the extent reasonably practicable and legally permissible, (A) providing Parent with a reasonable opportunity to review and comment on such submissions or filings and (B) considering in good faith any of Parent’s reasonable comments that are received in a timely fashion;

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acquire any ownership or leasehold interest in any real property;

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incur any indebtedness after the date of the Merger Agreement in excess of $500,000, individually or in the aggregate, at any one time outstanding, except for letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business;

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assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities of any other person in an amount not to exceed, individually or in the aggregate, $500,000 at any time outstanding;

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(A) make, change or revoke any tax election outside the ordinary course of business, (B) adopt or change any material method of tax accounting or any annual tax accounting period in each case outside of the ordinary course of business, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable laws), settle or compromise any liability in each case with respect to material taxes, (D) file any amended Tax Return, (E) affirmatively surrender any right to claim a Tax credit or refund, or (F) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material taxes other than such extensions in the ordinary course of business;
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(A) enter into certain contracts that would constitute a material contract if it had been in effect on the date of the Merger Agreement or (B) amend or modify in any material respect, or voluntarily waive or release any material rights under, any material contract (other than expirations at the end of the term of such contract), subject to certain customary exceptions;

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commence any legal proceeding, except with respect to: (A) routine matters in the ordinary course of business, (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of the Company’s businesses (provided, that the Company consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (C) in connection with a breach of the Merger Agreement or any other agreements between or among the Company, Parent or Purchaser;

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except with respect to Transaction Litigation, which shall be governed exclusively by the procedure described in the Security Holder Litigation section, below, settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (A) any legal proceeding relating to a breach of the Merger Agreement or any other agreements between or among the Company, Parent or Purchaser, or, (B) a settlement that results solely in a monetary obligation involving only the payment of monies by the Acquired Companies of not more than $500,000, individually or in the aggregate;

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enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable law);

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adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;

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adopt or implement any stockholder rights plan or similar arrangement;

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enter into any contract that by its terms would bind or purport to bind Parent or its affiliates in a manner adverse to Parent or any of its affiliates in any non de minimis respect (other than, following the Closing (as defined below), the Acquired Companies); or

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authorize any of, or agree or commit to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Merger Agreement will give to Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Merger Effective Time. Prior to the Merger Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of the Merger Agreement complete control and supervision of its, respective subsidiaries’ respective operations.
During the Pre-Closing Period, the Company is required to (i) reasonably promptly inform Parent in writing of any correspondence or other written communications from any third party related to the settlement or disposition of any pending or threatened legal proceeding relating to the Company owned IP or Company licensed IP (each such legal proceeding initiated by a third party, an “Applicable Proceeding”) and shall reasonably promptly provide Parent with copies of any such correspondence or other communications, (ii) provide Parent with copies of any correspondence or other written communications by or on behalf of any Acquired Company or any of its representatives to any third party related to the settlement or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to review and comment thereon, prior to sending such correspondence or other communication, and (iii) notify Parent in writing prior to engaging in any settlement or disposition of any Applicable Proceeding and shall consider in good faith Parent’s timely input with respect thereto; provided, however, that nothing in the Merger Agreement shall require the Company to provide or disclose any information that, in the reasonable judgement of the Company (after consultation with its legal counsel) would jeopardize any attorney-client or other legal privilege (provided, that the Company shall use good faith, commercially reasonable efforts to disclose such information in a manner that does not jeopardize any attorney-client or other legal privilege, including, if reasonably necessary, by executing a joint defense agreement with Parent in customary form, or by limiting disclosure to outside counsel for Parent (or as much of it as possible)).
No Solicitation
Pursuant to the Merger Agreement, during the Pre-Closing Period, the Company will and will cause its subsidiaries and its and their respective directors and officers not to, and the Company will direct and use its commercially reasonable efforts to cause its and their respective other representatives and employees not to, directly or indirectly:
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solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal (as defined below) or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information relating to the Acquired Companies in connection with, or for the purpose of, soliciting, initiating or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement providing for an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”);

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approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or

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approve, authorize, agree or publicly announce any intention to do any of the foregoing.

As promptly as reasonably practicable (and in any event within forty-eight hours) after the execution of the Merger Agreement, the Company will and will cause its subsidiaries and its and their respective directors and officers to, and the Company will direct and use its commercially reasonable efforts to cause its and their respective other representatives and employees to (i), terminate access by any third party (other than Parent, its representatives, its affiliates and their respective representatives) to any physical or electronic data room or similar information sharing platform relating to any potential Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) request the prompt return or destruction of any confidential information previously furnished or made available to such persons and their representatives through such platform or in connection with a possible Acquisition Proposal to the extent permitted under any contract with such third party.
For purposes of the Merger Agreement, the term “Acquisition Proposal” means any indication of interest, proposal or offer from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions providing for any of the following:
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purchase, acquisition or license of assets (including equity interests) of the Acquired Companies equal to 15% or more of the consolidated assets of the Acquired Companies or to which 15% or more of the consolidated revenues or earnings of the Acquired Companies are attributable,

•
purchase, issuance by the Company or acquisition of 15% or more of the outstanding Shares or securities convertible into outstanding Shares,

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tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or securities convertible into outstanding Shares, or

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merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or securities convertible into outstanding Shares, in each case, other than the Transactions.

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal providing for a transaction or series of related transactions and that the Company Board (or duly authorized committee thereof) determines in its good faith judgment (i) is reasonably likely to be consummated, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (ii) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions (following any proposed revisions thereto pursuant to the Company’s board recommendation obligations that remain able to be accepted by the Company); provided that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”
If at any time during the Pre-Closing Period, any Acquired Company or any of its representatives receives a bona fide unsolicited written Acquisition Proposal from any person or group of persons that did not result from or arise out of any material breach of the Company’s non-solicitation obligations or the Company’s Board Recommendation (as defined below) related obligations as described below, then:
•
the Company and its representatives may contact and engage in discussions with such person or group of persons solely to the extent necessary to clarify the terms and conditions of such Acquisition Proposal, request that any oral Acquisition Proposal be provided in written form and inform such person or group of persons of the terms of the Company’s non-solicitation obligations, and

•
if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its representatives may (i) enter into a customary confidentiality agreement that satisfies certain criteria specified in the Merger Agreement (an “Acceptable Confidentiality Agreement”), and (ii) subject to entry into such an Acceptable Confidentiality Agreement, (a) furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Acquired Companies to the person or group of persons who have made such Acquisition Proposal and their respective representatives and financing sources, provided, that the Company must substantially concurrently provide to Parent any information concerning the Acquired Companies, or access to the Acquired Companies’ properties, books and records or personnel, that is provided to any person given such access which was not previously provided to Parent or its representatives) and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their respective representatives and financing sources, including soliciting the submission of a revised Acquisition Proposal.

Furthermore, during the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable law.
In addition, the Company must:
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promptly (and in any event within twenty four hours) notify Parent if any bona fide inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal are received by any Acquired Company or any of its representatives during the Pre-Closing Period, together with the identity of the person or group of persons making such inquiries, proposals, indications of interest or offers,

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provide to Parent a copy of any written Acquisition Proposal or written materials comprising such inquiry, proposal or offer received by the Company or any of its Representatives and a summary of the material terms and conditions of any oral Acquisition Proposal or any such inquiry, proposal or offer,

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keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a reasonably prompt basis, and

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upon the reasonable written request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

Without limiting the generality of the foregoing, the Company will, promptly upon receipt or delivery thereof, provide Parent (and its outside counsel) with copies of all drafts and final versions (and any comments thereon) of definitive or other agreements (including schedules and exhibits thereto), relating to such Acquisition Proposal exchanged between the Company or any representative of the Company, on the one hand, and the person or group of persons making such Acquisition Proposal and their representatives, on the other hand.
The Company Board Recommendation
As described above, and subject to the provisions described below, the Company Board has unanimously (i) determined that the entry into the Merger Agreement and the consummation of the Transactions are advisable, fair to and in the best interest of, the Company and its stockholders, (ii) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company Board makes an Adverse Change Recommendation (as defined below), the Company Board also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Purchaser to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, neither the Company Board nor any committee of the Company Board will:
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withdraw (or amend, qualify or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation;

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publicly approve, recommend or declare advisable any Acquisition Proposal;

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fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders;

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if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten business days after such commencement, against acceptance by the Company’s stockholders of such tender offer or exchange offer; or

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publicly propose to do any of the foregoing.

Any action described in the foregoing five bullets is referred to as an “Adverse Change Recommendation.”
The Merger Agreement further provides that neither the Company Board nor any committee of the Company Board will approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).
However, notwithstanding the foregoing or any other provision of the Merger Agreement, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation in response to a bona fide written Acquisition Proposal that did not result from a material breach of the Company’s non-solicitation covenant as described above and has not been withdrawn and/or terminate the Merger Agreement in order to enter into an agreement with respect to such bona fide written Acquisition Proposal. However, such action may be taken if and only if:
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the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the applicable Acquisition Proposal is a Superior Proposal;

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the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action in the manner contemplated by the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable laws;

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the Company has given Parent prior written notice of its intention to make an Adverse Change Recommendation and/or terminate the Merger Agreement at least four business days prior to making any such Adverse Change Recommendation or effecting such termination (a “Determination Notice”);

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the Company has provided to Parent a copy of the applicable written Acquisition Proposal or written materials comprising such inquiry, proposal or offer, including schedules and exhibits and all related financing materials with respect to such Acquisition Proposal;

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the Company has given Parent four business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desires to negotiate, will have (and will have caused its representatives to have) negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

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after considering the terms of the Merger Agreement and any written proposals (which continue to remain able to be accepted by the Company) made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period were to be given effect, the Company Board has determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Proposal would be inconsistent with the fiduciary duties of the Company Board under applicable laws.

The aforementioned procedure will also apply to any material amendment to any Acquisition Proposal, which will require a new Determination Notice, except that the Match Period will be deemed to be the greater of three business days or the remaining business days in the then existing Match Period.
Additionally, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:
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the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so in the manner contemplated by the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable laws;

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the Company has given Parent a Determination Notice at least four business days prior to making any such Adverse Change Recommendation (which notice describes the Change in Circumstances in reasonable detail) (which notice, or the public disclosure thereof, will not constitute an Adverse Change Recommendation);

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the Company has given Parent four business days after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals so that such Change in Circumstance would no longer necessitate an Adverse Change Recommendation, and, to the extent Parent desires to negotiate, has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
after considering the terms of the Merger Agreement and any binding written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth business day following delivery of the Determination Notice were to be given effect, the Company Board will have determined, in good faith, that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable law.

The aforementioned procedure will also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which will require a new Determination Notice, except that the references to four business days therein will be deemed to be three business days.
For purposes of the Merger Agreement, a “Change in Circumstance” means any material event, fact, occurrence or development or material change in circumstances with respect to the Company that (i) was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement (or if known by the Company Board as of the date thereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement) and (ii) does not relate to (a) any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (b) any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates, any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company or any of its subsidiaries operates, (c) clearance of the Merger under the Antitrust Laws (as defined in the Merger Agreement) or any matters relating thereto or arising therefrom, (d) the taking of any action required or expressly contemplated by this Agreement, (e) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the Merger Agreement (provided, that the exception in this clause (e) will not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (f) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of common stock of the Company (provided, that the exception in this clause (f) will not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).
None of the provisions described above under the Company’s non-solicitation covenant or elsewhere in the Merger Agreement will prohibit the Company from (nor shall any of the following constitute a Company Adverse Change Recommendation): (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders that is required by applicable law, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in this non-solicitation covenant, (v) making any disclosure to the Company stockholders (including regarding the business, financial condition or results of operations of the Company) that the Company Board has determined to make in good faith, it being understood that any such statement or disclosure made by the Company Board must be subject to the terms and conditions of the Merger Agreement or (vi) making a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, the identity of the person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto; provided, in each case, that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation has been made in compliance with the provisions of the Merger Agreement, and that the Company and the Company Board may not in any event effect a Company Adverse Change Recommendation or take any action prohibited by the Merger Agreement except pursuant to those provisions providing for the Company Board’s ability to effect a Company Adverse Change Recommendation.
Regulatory Undertakings
During the Pre-Closing Period, each of Parent, Purchaser and the Company have agreed to use, and cause their respective controlled affiliates and ultimate parent entities as defined under the HSR Act, if applicable, to use their respective reasonable best efforts to as promptly as reasonably practicable (but in no event later than ten business days after the date of the Merger Agreement, unless each of Parent and the Company’s respective outside counsels mutually agree to a later date) (such date, the “HSR Filing Date”) make an appropriate filing with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) of all notification and report forms relating to the Transactions as required by the HSR Act and request early termination of the waiting period under the HSR Act, which filing each on behalf of Parent and the Company were made on August 15, 2025. Parent paid the filing fee required under the HSR Act. Each of Parent, Purchaser and the Company will use their respective reasonable best efforts to respond as promptly as reasonably practicable to requests for information, documentation, other material or testimony that may be reasonably requested by any governmental body, including by responding at the earliest reasonably practicable date to any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions.

Parent, Purchaser and the Company also agreed to use, and to cause their respective controlled affiliates and ultimate parent entities (as defined under the HSR Act) to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions to the closing and consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings and taking all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body, (ii) obtaining all other necessary consents from third parties, (iii) executing and delivering any additional instruments necessary or reasonably advisable to consummate the Transactions and (iv) defending or contesting in good faith any legal proceeding brought by a third party that would prevent, materially impair or materially delay the consummation of the Transactions.
Each of Parent, Purchaser and the Company have agreed to use its reasonable best efforts to, with respect to the Transactions, (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a governmental body or third party before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, (iii) promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of any communication from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party copies of documents, communications or materials provided to or received from any governmental body and material details of any oral communications in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding and (vii) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation or legal proceeding in respect of the Transactions, each party will provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation or legal proceeding; provided, that documents and information provided to the other party (a) may be redacted (A) to remove references to valuation of the Company or the identity of alternative potential acquirers, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (b) may, to the extent deemed reasonably necessary, be designated as “outside counsel only,” in which case such documents and information will be provided only to outside counsel and consultants retained by such counsel.
Parent and the Company agreed to consult in good faith regarding strategy in dealing with any governmental body under Antitrust Laws (as defined in the Merger Agreement) in connection with the Transactions; provided, that in the event of a dispute between Parent and the Company related thereto, the final determination regarding such strategy shall be made by Parent. Parent, Purchaser and the Company agreed not to commit to or agree with any governmental body to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable Antitrust Laws (as defined in the Merger Agreement), or agree with any governmental body not to consummate the Transactions for any period of time without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.
Further, Parent, Purchaser and the Company agreed to as promptly as reasonably practicable take, and with respect to Parent, cause its controlled affiliates to take, any and all actions necessary to, cause the expiration or termination of any applicable waiting period, obtain any consent, permit, authorization, waiver or clearance under the HSR Act, resolve objections, if any, of the FTC, DOJ, or any other governmental bodies with respect to the Transactions under the HSR Act, avoid the commencement of a legal proceeding by the FTC, the DOJ or other governmental bodies, and avoid the entry of, effect the dissolution of, or to eliminate, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the closing or delaying the Offer Acceptance Time beyond the Expiration Time.
Notwithstanding anything to the contrary contained in the Merger Agreement, Parent and Purchaser and their respective controlled affiliates are not obligated to (and without Parent’s prior written consent, the Company and its affiliates will not) take any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, service lines, or businesses of the Company, Parent or any of their respective affiliates, (ii) terminating, relinquishing, modifying, transferring, assigning, or waiving existing relationships, ventures, contractual rights, obligations, or other arrangement of the Company, Parent or any of their respective affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of the Company, Parent or any of their respective affiliates, (v) effectuating any other change or restructuring of the Company, Parent or any of their respective affiliates and (vi) otherwise taking or committing to take any actions whatsoever (including committing to seek prior approval from any governmental body for any future transaction) with respect to the businesses, product lines, assets, contractual rights, intellectual property, product lines, or service lines of the Company, Parent or any of their respective affiliates (any of the foregoing actions set forth in the foregoing clauses (i)  – (vi), a “Burdensome Condition”); provided, however, that (a) in the case of actions that relate solely to the business or assets of the Company or its affiliates, such actions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies (taken as a whole), will not constitute a Burdensome Condition and (b) in no event will any action expressly required to be undertaken by Ultimate Parent, Parent or Purchaser under the Merger Agreement constitute a Burdensome Condition (it being agreed and understood that the actions set forth in clauses (i) through (vi) of the definition of “Burdensome Condition” expressly are not required to be undertaken by Ultimate Parent, Parent or Purchaser). Purchaser, Parent and the Company will oppose and defend through litigation or another legal proceeding on the merits any claim asserted in court or another venue by any person, including any governmental body, under the HSR Act in order to avoid entry of, or to promptly have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could prevent the consummation of the Merger (the “Closing”) before the Termination Date. The Company will not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other legal proceeding by or before any governmental body with respect to the Transactions without the prior written consent of Parent and, at the written request of Parent, the Company will take (or agree to take) any of the actions described in the definition of Burdensome Condition. Notwithstanding anything to the contrary contained in this section or elsewhere in the Merger Agreement, none of Parent, the Company or any of their respective affiliates will be required to propose, execute, carry out or agree or submit to any condition, limitation or remedy that is not conditioned on the consummation of the Merger.
Prior to the Closing, each of Parent and Purchaser agree not to, and Parent agrees to cause its controlled affiliates and Ultimate Parent not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business or any person that can reasonably considered a competitor to the Company in the development or commercialization of oncological radioimmunotherapy and/or oncological monoclonal antibody-based therapeutic products in the United States, whether by merger, consolidation, license, purchasing the assets of or equity in any person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to materially (i) delay or increase the risk of not obtaining any approvals or expiration of waiting periods pursuant to the HSR Act, (ii) increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions or (iii) otherwise materially delay or impede the consummation of the Offer, the Merger and the other Transactions.

Access to Information
During the Pre-Closing Period, the Company has agreed, upon reasonable advance notice to the Company, to provide and cause the Company’s representatives to provide Parent and its representatives with reasonable access to the Company’s representatives and to the Acquired Companies’ properties, offices, books and records, contracts, commitments and personnel, in each case as Parent reasonably requests for purposes of furthering the consummation of the Transactions or reasonable integration planning. Any such access will be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies, and will be subject to the Company’s reasonable security measures and insurance requirements and will not include invasive testing.
Parent’s right to access the Company’s books, records and other information described in this “Section 13 — Access to Information” is subject to customary exceptions and limitations.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that to the fullest extent permitted by applicable law, all rights to indemnification, advancement of expenses and exculpation by any Acquired Company existing in favor of those persons who were directors, officers and employees of any Acquired Company as of the date of the Merger Agreement or have been directors, officers or employees of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Merger Effective Time (whether asserted or claimed prior to, at or after the Merger Effective Time), as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company as in effect as of the date of the Merger Agreement or as provided in certain indemnification agreements between any Acquired Company and said Indemnified Persons that have been made available to Parent, will survive the Merger and to the fullest extent permitted under applicable laws must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and will be observed by Parent, the Company as the surviving corporation in the Merger and its subsidiaries to the fullest extent available under applicable laws for a period of six years from the Merger Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the terms of the Merger Agreement.
The Merger Agreement also provides that, from the Merger Effective Time until the sixth anniversary of the Merger Effective Time, the Company as the surviving corporation and its subsidiaries must maintain (and Parent must cause the Company as the surviving corporation and its subsidiaries to maintain) in effect the existing policy of directors’ and officers’ liability insurance maintained by the Acquired Companies as of the date of the Merger Agreement for the benefit of the Indemnified Persons who were covered by such policy as of the date of the Merger Agreement or become covered by such policy prior to the Merger Effective Time with respect to their acts and omissions occurring prior to the Merger Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At the Company’s election, prior to the Merger Effective Time, the Company may, through a nationally recognized insurance broker purchase a six-year “tail” policy for the Company policy effective as of the Merger Effective Time, subject to specified limitations.
Employee Benefits
For a period of at least one year following the Merger Effective Time, Parent will provide, or cause to be provided, to each employee of the Acquired Companies who is employed by an Acquired Company as of immediately prior to the Merger Effective Time and who continues to be employed by the Company as the surviving corporation (or any subsidiary or affiliate thereof) during such period (each, a “Continuing Employee”), (i) base salary (or base wages, as the case may be) and cash incentive compensation opportunities (including target bonuses and commissions opportunities), each of which is individually no less favorable than the base salary (or base wages, as the case may be) and cash incentive compensation opportunities (including opportunities for bonuses and commissions) provided to such Continuing Employee immediately prior to the execution of the Merger Agreement, (ii) severance pay and benefits no less favorable than the severance pay and benefits provided under the Employee Plans set forth in the Company Disclosure Letter applicable to such Continuing Employee, and (iii) other employee benefits that are substantially comparable in the aggregate to (a) the benefits provided to such Continuing Employee immediately prior to the execution of the Merger Agreement or, at Parent’s election, (b) the benefits provided to similarly situated employees of Parent or its affiliates (excluding for all purposes of this paragraph, equity or equity-based, defined benefit pension, retiree medical and nonqualified deferred compensation, retention, transaction, change in control and other special or non-recurring compensation or benefits), except to the extent more favorable compensation and benefits may be required by applicable law. Parent acknowledges that, upon the occurrence of the Merger Effective Time, a “Change in Control” (or “Change of Control” or similar defined term, as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans in which such definition occurs.
Each Continuing Employee will be given service credit for purposes of eligibility to participate, determination of benefit levels (including levels of benefits under the vacation policy of Parent or the Company as the surviving corporation (or the applicable subsidiary thereof)) and eligibility for vesting under the employee benefit plans and arrangements of Parent or the Company as the surviving corporation (or the applicable subsidiary thereof) (the “Parent Plans”), with respect to his or her length of service with the Acquired Companies (and their predecessors) prior to the date on which Closing actually occurs (the “Closing Date”) to the same extent that such service was recognized prior to the Closing Date under the corresponding Employee Plan; provided, that the foregoing will not result in the duplication of benefits and Parent will not be required to provide credit for any purposes under any Parent Plan that is a defined benefit pension plan or post-retirement welfare plan.
With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Merger Effective Time, Parent will, or will cause the Company as the surviving corporation (or the applicable subsidiary thereof) to and instruct its affiliates to, as applicable (and without duplication of benefits), assume, as of the Merger Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Acquired Companies.
Under any Parent Plan that is a health or welfare benefit plan, Parent will use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods or required physical examinations under the Parent Plan with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions, waiting periods or physical examinations would not apply under a similar Employee Plan in which such employees participated prior to the Merger Effective Time and (ii) ensure that such Parent Plan will, for purposes of satisfying any deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees for all deductibles, co-payments and other amounts incurred for such Continuing Employees or their covered dependents prior to the Merger Effective Time with the Company to the same extent that such amounts paid were recognized prior to the Merger Effective Time under the corresponding Employee Plan.
If Parent provides written notice at least ten business days prior to the Merger Effective Time, the Company will use commercially reasonable efforts to adopt resolutions to authorize (i) the Company’s withdrawal from participation in the PEO-sponsored Employee Plan intended to be qualified under Section 401(a) of the Code in which the Company is a participating employer (the “PEO 401(k) Plan”), (ii) the Company’s adoption of a Company-sponsored single employer retirement plan intended to be qualified under Section 401(a) of the Code (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance from the PEO 401(k) Plan of all assets and liabilities attributable to Company participants in the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all of which shall be effective no later than the day on which the Merger Effective Time occurs (the “401(k) Termination Date”), but contingent upon the Merger Effective Time. If participation in the PEO 401(k) Plan and sponsorship of the Spinoff 401(k) Plan are terminated pursuant to this paragraph, then as soon as practicable following the Closing Date, Parent will use commercially reasonable efforts to permit (a) all Continuing Employees who were eligible to participate in the PEO 401(k) Plan or the Spinoff 401(k) Plan, as applicable, immediately prior to the 401(k) Termination Date to participate in Parent’s retirement plan intended to be qualified under Section 401(a) of the Code (the “Parent 401(k) Plan”) and (b) each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Spinoff 401(k) Plan to the Parent 401(k) Plan, including any outstanding promissory notes evidencing participant loans to the maximum extent permitted under the Parent 401(k) Plan.
If the Closing Date occurs prior to the date in 2026 on which 2025 Company annual bonuses would otherwise be payable in the ordinary course of business, each Continuing Employee will be eligible to receive a 2025 annual bonus in an amount equal to such employee’s 2025 annual bonus based on the Company’s target performance determined as of the Closing Date under the applicable bonus arrangements of the Company in effect as of the date of the Merger Agreement, which amount shall be prorated based on the number of days in 2025 that have elapsed as of the Closing Date, net of any withholding taxes required to be deducted and withheld by applicable law, payable on the date in 2026 on which 2025 Company annual bonuses would otherwise be payable in the ordinary course of business (the “Pro-Rated 2025 Bonus Payment”). A Continuing Employee’s Pro-Rated 2025 Bonus Payment shall be subject to and contingent upon the Continuing Employee remaining in service with an Acquired Company through the date in 2026 on which 2025 Company annual bonuses would otherwise be payable in the ordinary course of business (or an earlier termination of the Continuing Employee’s employment by the Acquired Companies without cause). If a Continuing Employee is eligible for a severance arrangement that provides for a prorated bonus payment, such Continuing Employee shall be required, as a condition to receiving their respective Pro-Rated 2025 Bonus Payment, to waive such prorated bonus payment solely to the extent that it would result in a duplication of a prorated bonus payment for the same period of service, with such waiver to be in a form mutually agreed by the Company and Parent prior to the Closing. The Company, Parent and Purchaser must take all actions reasonably necessary to provide for and give effect to the treatment contemplated by the foregoing, including obtaining all reasonably necessary approvals and consents and delivering evidence reasonably satisfactory to the other Parties that all reasonably necessary determinations by the board of directors of the Company, Parent, or Purchaser (as applicable) or an applicable committee thereof have been made. If the Closing Date does not occur prior to the date in 2026 on which 2025 Company annual bonuses would otherwise be payable in the ordinary course of business, the Company may pay to each employee who is employed at an Acquired Company on such date a Pro-Rated 2025 Bonus Payment.
Security Holder Litigation
Prior to the Merger Effective Time, each of Parent, Purchaser and the Company have agreed to provide the other parties with prompt (and in any event within two business days) notice of all litigation related to the Transactions (including by providing copies of all pleadings with respect thereto) and keep such other parties reasonably informed with respect to such litigation, including as to the proposed strategy and other significant decisions with respect to such legal proceedings. Each party also agreed to (i) give the other parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any such litigation; and (ii) consult with the other parties with respect to the defense, settlement and prosecution of any such litigation. No party may compromise or settle, or agree to compromise or settle, any such litigation unless the other parties have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).
For purposes of this section of the Merger Agreement, the term “participate” will mean that (i) Parent, Purchaser and the Company will be kept apprised of proposed strategy and other significant decisions with respect to the litigation related to the Transactions by the party receiving notice of such litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected) and (ii) may offer comments or suggestions with respect to such litigation but will not be afforded any decision-making power or other authority over such litigation except for the settlement or compromise consent set forth in the above paragraph.
Takeover Laws
If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) will use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters
The Merger Agreement provides that the Company and the Company Board (or a duly authorized committee thereof), will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Rule 14d-10 Matters
The Merger Agreement provides that, prior to the Offer Acceptance Time, the Compensation Committee of the Company Board will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its affiliates and any of the officers, directors or employees of the Company that are effective as of the date of the Merger Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.
Stock Exchange Delisting and Deregistration
The Company has agreed to cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (i) the delisting of the Shares from Nasdaq as promptly as practicable after the Merger Effective Time; and (ii) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.
Conditions to the Offer
See “Section 15 — Conditions to the Offer.”
Conditions to the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable laws) prior to the Merger Effective Time of the following conditions:
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No order preventing the consummation of the Merger will have been issued by any governmental body of competent and applicable jurisdiction after the date of the Merger Agreement and remain in effect, nor will any applicable law or order have been entered, enforced, enacted or issued after the date of the Merger Agreement by any governmental body of competent and applicable jurisdiction and remain in effect, in each case which prohibits, prevents or makes illegal the consummation of the Merger; and

•
Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination
The Merger Agreement may be terminated prior to the Merger Effective Time under any of the following circumstances:
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by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

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by either Parent or the Company if (i) a court of competent jurisdiction or other governmental body of competent and applicable jurisdiction has issued an order, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, injunction, decree, ruling or other action is final and nonappealable, or (ii) a governmental body will have entered, enforced, enacted, or issued a law after the date of the Merger Agreement having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal. The right to terminate the Merger Agreement pursuant to this provision will not be available to a party if (i), in the case of the Company, its, and in the case of Parent, its or Purchaser’s, material breach of any provision of the Merger Agreement has resulted in, or was a proximate cause of, the issuance of such final and nonappealable order, injunction, decree, ruling or other action or such law or (ii) it (or in the case of Parent, it or Purchaser) failed to comply in any material respect with its obligations under the Merger Agreement to prevent the entry of or remove such final and nonappealable order or such law;

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by either Parent or the Company, if (i) the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m. Eastern Time on the Termination Date; provided, however, that in the event that on the original Termination Date, any of the conditions set forth in the No Legal Restraint Condition (as defined in “Section 15 — Conditions to the Offer”) (in connection with or in respect of applicable laws issued by a governmental body related to antitrust, competition or trade regulation) or the Antitrust Clearance Condition have not been satisfied but all of the other closing conditions set forth in “Section 15 — Conditions to the Offer” have been satisfied or waived (other than the Minimum Condition and such other conditions which by their nature are to be satisfied at the Expiration Time, so long as such conditions remain capable of being satisfied or waived), then the Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on June 4, 2026 (and in the case of such extension, any reference to the Termination Date in the Merger Agreement will be a reference to the Termination Date, as extended) or (ii) if the Offer (as it may be required to be extended pursuant to the Merger Agreement, or has otherwise been extended in accordance with the Merger Agreement) shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided, further that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party if its (or in the case of Parent, Parent’s or Purchaser’s) material breach of any provision of the Merger Agreement resulted in, or was a proximate cause of the failure of the Offer Acceptance Time to occur by the Termination Date. We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination Date Termination”;

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by the Company, if (i) Purchaser will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or (ii) Purchaser will, when required to do so in accordance with the terms of the Merger Agreement, have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended);

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by Parent at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of the Company in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the Representations Condition (as defined in “Section 15 — Conditions to the Offer”) or the Obligations Condition (as defined in “Section 15 — Conditions to the Offer”), as applicable, if such breach, failure or inaccuracy were continuing as of immediately prior to the Expiration Time, except if such breach, failure or inaccuracy is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement under this paragraph if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Purchaser is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”;
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by Parent at any time prior to the Offer Acceptance Time, if the Company Board (or a duly authorized committee thereof) makes and has not withdrawn an Adverse Change Recommendation. We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”;

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by the Company at any time prior to the Offer Acceptance Time, if Parent or Purchaser has breached or failed to perform in any material respect any of its respective covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of the Company in the Merger Agreement is inaccurate in any material respect, which breach, failure to perform or inaccuracy would or would reasonably be expected to prevent or materially impair Parent or Purchaser from consummating the Transactions prior to the Termination Date, except that if such breach, failure or inaccuracy is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate the Merger Agreement pursuant to this paragraph and the basis for such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, however, that the Company will not have the right to terminate the Merger Agreement pursuant to this paragraph if the Company is then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”; or

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by the Company at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into an acquisition agreement providing for the consummation of such Superior Proposal, so long as the Company pays or causes to be paid the Termination Fee (as defined below) due to Parent in accordance with the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination.”

Effect of Termination
The party terminating the Merger Agreement pursuant to the above section titled “Section 13 — The Transaction Documents — Termination” (other than pursuant to mutual termination) must deliver prompt written notice thereof to the other parties setting forth in reasonable detail the relevant termination provision pursuant to which the Merger Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
Any valid termination of the Merger Agreement pursuant to the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties. In the event of the valid termination of the Merger Agreement, the Merger Agreement will immediately be of no further force or effect, without any liability or obligation on of any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except that (i) certain specified provisions of the Merger Agreement as well as the Mutual Confidentiality Agreement (as defined and described below) will survive such termination, including the provisions described in “Termination Fees” below, and (ii) no such termination will relieve any party from any liability for any willful breach of the Merger Agreement arising prior to such valid termination or fraud (which surviving liabilities or damages to the extent owed to the Company or the Company’s stockholders may include damages on behalf of the Company and the Company’s stockholder based on loss of the economic benefit of the Transactions to the Company and the Company’s stockholders to the fullest extent provided by Section 261(a)(1) of the DGCL, with the Company having the exclusive right to seek and obtain such damages on behalf of itself and the Company’s stockholders).
Termination Fees
The Company will pay Parent a termination fee of $14,250,000 in cash (the “Termination Fee”) in the event that:
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the Merger Agreement is validly terminated by the Company pursuant to a Superior Proposal Termination in which case the Company must, prior to or substantially concurrently with such termination unless provided otherwise in the Merger Agreement, pay or cause to be paid to Parent the Termination Fee;

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the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination in which case the Company must promptly (and in any event with two business days) following such termination pay or cause to be paid to Parent the Termination Fee; or

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if (i) (a) the Merger Agreement is validly terminated pursuant to a Termination Date Termination (but in the case of such a termination by the Company, only if at such time Parent would not have been prohibited from terminating the Merger Agreement pursuant to the proviso to the Termination Date Termination paragraph above) or (b) Parent validly terminates the Merger Agreement pursuant to the Company Breach Termination, (ii) after the date of the Merger Agreement and prior to the date of such termination, a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party) or otherwise made known to the Company Board or publicly known to the Company’s stockholders, and in each case, is not withdrawn without qualification at least three business days prior to the date of such termination and (iii) within twelve months of such termination, a transaction implementing an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (whether or not related to the Acquisition Proposal commenced prior to the Transaction), then the Company will, substantially concurrently with the consummation of or prior to or substantially concurrently with the entry into the definitive agreement for (as applicable) such Acquisition Proposal, pay or cause to be paid to Parent the Termination Fee (with the references to “15%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”).

In no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.
Subject to the terms of the Merger Agreement, Parent’s right to receive payment from the Company of the Termination Fee (and its reasonable and documented costs and expenses in respect of legal proceedings brought to enforce payment thereof, if applicable), in circumstances in which the Termination Fee is payable will be the sole and exclusive remedy of Parent’s or its respective affiliates against the Company and any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.
Pursuant to the Merger Agreement, if the Company fails to timely pay the Termination Fee due pursuant to the terms of the Merger Agreement, and in order to obtain the payment, Parent commences a legal proceeding which results in a judgment against the Company, the Company will pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount.
Guarantor
Ultimate Parent absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to the Merger Agreement (the “Obligations”). Except for the defense of payment, to the fullest extent permitted by law, Ultimate Parent expressly and unconditionally waives any and all rights or defenses arising by reason of any law, promptness, diligence, notice of the acceptance of this guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and notice of the Obligations incurred. No vote of Ultimate Parent’s shareholders is necessary to approve Merger Agreement or any of the Transactions.
Fees and Expenses
Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Specific Performance
Parent, Purchaser and the Company have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur and that the parties to the Merger Agreement would not have any adequate remedy at law in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Parent, Purchaser and the Company acknowledged and agreed that each party will be entitled at law or in equity to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including to enforce Parent’s and Purchaser’s obligations to consummate the Offer, the Merger and the other Transactions) without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Other Agreements
Tender and Support Agreements
Concurrently with entering into the Merger Agreement, Parent entered into separate tender and support agreements (each, a “Support Agreement”) with certain stockholders of the Company (each a “Supporting Stockholder”). Each Support Agreement provides, among other things, that, no later than ten business days after the commencement of the Offer, each Supporting Stockholder will validly tender, or cause to be tendered, into the Offer, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the respective Support Agreement and that such Supporting Stockholder will tender into the Offer, any additional outstanding Shares such Supporting Stockholder acquires after the date of each Support Agreement on or before the earlier of (i) two business days after such acquisition, and (ii) one business day prior to the expiration of the Offer. Each Support Agreement further provides that once the Shares are tendered, the Supporting Stockholder will not withdraw, or cause to be withdrawn, such Shares from the Offer. Under the terms of each Support Agreement, each Supporting Stockholder has irrevocably and unconditionally agreed to vote its Shares in favor of the adoption of the Merger Agreement and the approval of the Merger and the Transactions at a meeting of the stockholders of the Company, if there is one, including any proposal to postpone such meeting to a later date if there are not sufficient votes to adopt the Merger Agreement or approve any of Transactions; against any action, proposal, transaction or agreement (including any amendment, waiver, release from or non-enforcement of any agreement) that would reasonably be expected to result in any of the Offer Conditions or the conditions to the Merger under the Merger Agreement not being fulfilled before the Termination Date or result in a breach of any covenant, representation, warranty or other obligation or agreement of applicable Supporting Stockholder under each Support Agreement or the Company or any other Acquired Company under the Merger Agreement; against any Acquisition Proposal or any action, agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, prevent, discourage or materially and adversely affect the consummation of the Merger and the other Transactions; and against any change in or to the Company Board that is not recommended or approved by the Company Board, or any change in or to the present capitalization, corporate structure, certificate of incorporation or bylaws of the Company that is not consented to by Parent. Each Supporting Stockholder agreed, subject to certain exceptions, not to transfer (or enter into any agreement to transfer) any of its Shares or tender any of its Shares in response to or otherwise in connection with any tender or exchange offer other than the Offer. Until the earlier of the termination of the applicable Support Agreement and the Effective Time, each Supporting Stockholder has agreed to not, and to cause its subsidiaries and its and their respective directors and officers not to, and to direct and use their commercially reasonable efforts to cause its and their respective other representatives and employees not to, directly or indirectly, (i) continue any solicitation, knowing facilitation or knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal or (ii)(a) solicit, initiate or knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information relating to the Acquired Companies in connection with, or for the purpose of, soliciting, initiating or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (c) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement providing for an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (d) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (e) approve, authorize, agree or publicly announce any intention to do any of the foregoing.
Each Support Agreement also provides that the Supporting Stockholder agrees to waive and not to exercise any appraisal rights in respect of its Shares that may arise with respect to the Merger and not to commence or participate in, any class action or legal action (i) challenging the validity of, or seeking to enjoin or delay the operation of any provision of the Merger Agreement or (ii) with respect to claims against the Company’s board of directors, or any committee thereof, Parent or Purchaser relating to the Merger Agreement or the transactions contemplated thereby.
Each Support Agreement terminates on the earliest of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement, (iii) the mutual written agreement of the parties to terminate such Support Agreement or (iv) the delivery of written notice of termination by the Supporting Stockholder party to such Support Agreement to Parent following any material modification or amendment of the Merger Agreement (including any exhibits or schedules thereto), without the prior written consent of such Supporting Stockholder, that, in each case, results in a decrease in the amount of or changes the form of, consideration payable to such Supporting Stockholder pursuant to the terms of the Merger Agreement as in effect on the date thereof.
The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, which is filed as Exhibit (d)(ii) to the Schedule TO and is incorporated herein by reference.
The Mutual Confidentiality Agreement
An affiliate of Parent and the Company entered into a mutual confidentiality agreement, dated February 4, 2025 (the “Mutual Confidentiality Agreement”). Under the terms of the Mutual Confidentiality Agreement, an affiliate of Parent and the Company agreed that, subject to certain exceptions, including the ability to make disclosures required by applicable law, any confidential information made available to the receiving party will not be disclosed or used for any purpose other than solely for the specific purpose of evaluating, proposing, conducting due diligence with respect to, implementing, negotiating, structuring or consummating a possible negotiated transaction between the affiliate of Parent and the Company. The Mutual Confidentiality Agreement includes a twelve month standstill provision for the benefit of the Company and an eighteen-month mutual employee non-solicitation provision. The standstill provision permits Parent and its controlled affiliates to confidentially approach the Company’s Chief Executive Officer or the Company Board to propose a transaction during the standstill period and a fall-away provision upon the entry into a definitive agreement providing for a change of control transaction or the Company Board failing to recommend against, or recommending in favor of, a third party tender offer providing for a change of control transaction. The Mutual Confidentiality Agreement expires in accordance with its terms on February 4, 2027, and pursuant to Section 7.2 of the Merger Agreement, the Company, Parent and Purchaser have agreed that if the Merger Agreement is terminated in accordance with its terms, such termination will not affect the rights or obligations of the parties contained in the Mutual Confidentiality Agreement, all of which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.
The foregoing summary of the Mutual Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Mutual Confidentiality Agreement, a copy of which Purchaser has filed with the SEC as Exhibit (d)(iii) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
14.
Dividends and Distributions

The Merger Agreement provides that during the Pre-Closing Period, except (i) as expressly required under the Merger Agreement, (ii) as required by applicable laws, (iii) with the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in Company Disclosure Letter, the Company will not establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock (including the Shares), except for dividends or other distributions from any Acquired Company to another Acquired Company or other equity or voting interest other than certain specific exceptions contained in the Merger Agreement.
15.
Conditions to the Offer

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions are not satisfied or waived in writing by Parent as of the Expiration Time:
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there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the “depository” for the Offer, as defined by Section 251(h)(6) of the DGCL), would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

•
(a) the representations and warranties of the Company set forth in Section 3.8(b) (Absence of Changes) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (b) the representations and warranties of the Company set forth in Section 3.4(a) (Capitalization, Etc.) and Section 3.4(c) (Capitalization, Etc.) of the Merger Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (c) the representations and warranties of the Company set forth in Sections 3.1 (Due Organization and Good Standing), 3.4 (Capitalization, Etc.) (other than 3.4(a) and 3.4(c)), 3.5 (Merger Approval) and 3.24 (Brokers and Finders) of the Merger Agreement (A) shall, to the extent qualified by any limitation as to “Material Adverse Effect”, be true and correct in all respects, and (B) shall otherwise be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (d) all other representations and warranties of the Company set forth in Article 3 of the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Representations Condition”);
•
The Company having complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•
Parent and Purchaser having received a certificate of the Company, validly executed for and on behalf of the Company and in its name by the chief executive officer or chief financial officer thereof, certifying that the Representations Condition, the Obligations Condition and the MAE Condition (defined below) have been duly satisfied;

•
any waiting period (and any extension thereof) applicable to the Offer under the HSR Act, including any voluntary agreements with a governmental body not to consummate the Offer or the Merger for any period of time, shall have expired or terminated (the “Antitrust Clearance Condition”);

•
no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date of the Merger Agreement and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date of the Merger Agreement by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (“No Legal Restraints Condition”, together with the Antitrust Clearance Condition, referred to as the “Regulatory Conditions”);

•
since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect that is continuing (the “MAE Condition”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms.

The Offer is not subject to, or contingent upon, any financing condition.
Except for the Minimum Condition or the Regulatory Conditions (which may only be waived with the prior written consent of the Company), the foregoing conditions may be waived by Parent or Purchaser in whole or in part in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable law. Any reference in this Section 15 or in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent, Purchaser or any other affiliate of Parent to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver of such right with respect to any other facts and circumstances and each such right will be deemed an ongoing right. If either Parent or Purchaser waives a material condition of the Offer, such party will promptly disseminate such waiver to the Company’s stockholders in a manner reasonably designed to inform them of such waiver and extend the Offer if and to the extent required by applicable Exchange Act rules or otherwise.
The term “Material Adverse Effect” means any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that has had a material adverse effect on the business, financial condition or results of operations of the Acquired Companies (taken as a whole); provided, however, that no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to be or constitute, or shall be taken into account in determining, whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (i) general economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets or in the industry in which the Acquired Companies operate, in each case in the United States or any other country or region; (ii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates, tariffs or fluctuations in the value of any currency; (iii) any Effect in general regulatory, legislative or political conditions in the United States or any other country or region in the world; (iv) any act of terrorism, war, civil unrest, national or international calamity, cyber-intrusion, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic or any other similar event (and any escalation or worsening of any of the foregoing); (v) any change in, or any compliance with or action taken for the purpose of complying with, any law or United States generally accepted accounting principles (“GAAP”), or legally binding interpretations of any laws or GAAP; (vi) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided, that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (vii) any Effect arising out of or relating to the announcement, execution, pendency or performance of the Merger Agreement and the Transactions including, (a) any claim or legal proceeding arising out of or related to the Merger Agreement or the Transactions, (b) any change in customer, supplier, distributor, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom or (c) any Effect that arises out of or relates to the identity of, or any facts or circumstances relating to, Parent or any of its affiliates; provided, that this foregoing clause (vii) shall not apply with respect to any representation or warranty that expressly addresses the consequences of the announcement of, or the compliance with, the Merger Agreement, or the pendency or consummation of the transactions contemplated thereby or with respect to the MAE Condition, solely to the extent it relates to such representations and warranties; (viii) (a) any action taken (or omitted to be taken) with the express written consent of the Parent or (b) the failure to take any action that is expressly prohibited by the terms of the Merger Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor; (ix) any failure by the Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (x) any determination by, or delay of a determination by, the FDA or any other governmental body, or any panel, or advisory body empowered or appointed thereby, with respect to any applications, approvals or clearances relating to the Acquired Companies’ or their competitors’ product candidates, products, or programs; (xi) any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials or testing (including any stability testing), including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations, with respect to the Acquired Companies’ or their competitors’ product candidates, products or programs; (xii) the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any actual competitor of the Acquired Companies or any announcements thereof; (xiii) any regulatory, preclinical or clinical, competitive, pricing reimbursement or manufacturing effects, changes, events, facts, circumstances or occurrences relating to or affecting any company product or any product or product candidate competitive with any company product, (provided, that any Effect referred to in the foregoing clauses (x), (xi), (xii) and (xiii) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect involves (a) any wrongdoing by any Acquired Companies or (b) any breach of the Merger Agreement by any Acquired Companies); or (xiv) the availability of or cost of equity, debt or other financing to Parent or Purchaser; provided, further that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Acquired Companies (taken as a whole) as compared to other similarly situated participants in industries in which Acquired Companies operate (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).
16.
Certain Legal Matters; Regulatory Approvals

General
Except as discussed below in this Section 16, based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to

Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental authority or agency, domestic, foreign or super national, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “Section 15 — Conditions to the Offer.”
State Takeover Statutes
As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Purchaser and Parent, the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution, delivery and performance of the Merger Agreement, the Tender and Support Agreement and to the consummation of the Offer, the Merger and the other Transactions.
In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws.
To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.
In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15 — Conditions to the Offer.”
Antitrust Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the FTC and the DOJ and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.
Pursuant to the Merger Agreement, a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger was filed on behalf of each of Parent (and its “ultimate parent entity” (as defined in the HSR Act)) and the Company with the FTC and the DOJ on August 15, 2025. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., Eastern Time, 15 days following the receipt by the FTC and DOJ of the Premerger Notification and Report Form, but this period may change if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, if the DOJ and FTC grant early termination of the waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, ten days after the Parent substantially complies with such request. The parties may also agree with the DOJ or FTC to not consummate the Offer for a specified period of time with the other party’s written consent. If any waiting period expires on a Saturday, Sunday or federal holiday, then the applicable waiting period is extended until the next day that is not a Saturday, Sunday or federal holiday at 11:59 p.m., Eastern Time.
After expiration of the applicable HSR Act waiting period, Parent and the Company will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order or other legal requirement, or if there is a pending lawsuit by a governmental body seeking to impose a remedy action, as defined in the Merger Agreement. See “Section 15 —  Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “Section 13 — The Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.
There can be no assurance that regulatory clearances and approvals will be timely obtained or obtained at all, or that a challenge on antitrust, competition or foreign investment control law grounds will not be made and, if so, what the result will be.
Regulatory Undertakings
See “Section 13 — The Transaction Documents — Regulatory Undertakings.”
17.
Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Equiniti Trust Company, LLC, to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18.
Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, not contained in this Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery.
We and Parent have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, the Company has filed the Schedule 14D-9, together with the exhibits thereto, setting forth the Company Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “Section 8 — Certain Information Concerning the Company” and “Section 9 — Certain Information Concerning Parent and Purchaser” above.
Yosemite Merger Sub, Inc.
August 18, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. Unless otherwise indicated, the business address of each director and executive officer is 300 Conshohocken State Road, Suite 300, West Conshohocken, Pennsylvania, 19428, United States of America. Directors are identified by an asterisk (*).
Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Vanessa Wolfeler,* President (France and United States of America)	Vanessa Wolfeler has served as President and member of the board of Parent from December 9, 2024, to present. She currently serves as Chief Executive Officer of SERB Pharmaceuticals. She previously served in various roles at Sanofi SA, including as Head of US Respiratory and Gastrointestinal franchise from 2022 to 2024 and Global Franchise Head for Rare Disease from 2019 to 2022.
Robert Duffield,* Secretary (United States of America)	Robert Duffield has served as Secretary of Parent from July 31, 2025 to present. He currently serves as Vice President, Legal & Compliance for Parent. He served as Deputy General Counsel and Assistant Corporate Secretary of Optinose, Inc. from October, 2019 until January, 2025.
Daniel Dolan,* Treasurer (United States of America)	Daniel Dolan has served as Treasurer of Parent from July 31, 2025 to present. He currently serves as Vice President, Finance, of SERB Pharmaceuticals. He previously served as Vice President of Finance at Radius Health, Inc. from 2017 to 2021, Chief Financial Officer of Nabriva Therapeutics plc from 2021 to 2024 and Head of Financial Planning and Analysis at Incyte Corporation from 2024 to 2025.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, the business address of each director and executive officer of Purchaser is 300 Conshohocken State Road, Suite 300, West Conshohocken, Pennsylvania, 19428, United States of America. Directors are identified by an asterisk (*).
Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Vanessa Wolfeler,* President (France and United States of America)	Vanessa Wolfeler has served as President and member of the board of Parent from December 9, 2024, to present. She currently serves as Chief Executive Officer of SERB Pharmaceuticals. She previously served in various roles at Sanofi SA, including as Head of US Respiratory and Gastrointestinal franchise from 2022 to 2024 and Global Franchise Head for Rare Disease from 2019 to 2022.
Thomas Kolaras,* Vice President (United States of America)	Thomas Kolaras served as Secretary and member of the board of Parent from December 9, 2024 to July 31, 2025. He currently serves as Executive VP, Chief Commercial Officer US, of SERB Pharmaceuticals. He previously served in various roles at Endo Pharmaceuticals, including as Senior Vice President & General Manager for Medical Therapeutics from 2020 to 2022.
Robert Duffield,* Secretary (United States of America)	Robert Duffield has served as Secretary of Parent from July 31, 2025 to present. He currently serves as Vice President, Legal & Compliance for Parent. He served as Deputy General Counsel and Assistant Corporate Secretary of Optinose, Inc. from October, 2019 until January, 2025.
Daniel Dolan,* Treasurer (United States of America)	Daniel Dolan has served as Treasurer of Parent from July 31, 2025 to present. He currently serves as Vice President, Finance, of SERB Pharmaceuticals. He previously served as Vice President of Finance at Radius Health, Inc. from 2017 to 2021, Chief Financial Officer of Nabriva Therapeutics plc from 2021 to 2024 and Head of Financial Planning and Analysis at Incyte Corporation from 2024 to 2025.

PARTNERS AND EXECUTIVE OFFICERS OF WATLING STREET CAPITAL PARTNERS LLP
The economic interest in CCP XI No. 1 LP, CCP XI No. 2 LP, CCP XI No. 3 LP, CCP XI Co-Invest LP and CCP XI Co-Invest No.2 LP (together constituting Charterhouse Capital Partners XI, “CCP XI”) are held by the limited partners of those limited partnerships, each of whom hold less than 25% of the economic interest in Purchaser. CCP XI is the flagship sequential fund of Charterhouse Capital Partners (“Charterhouse”), one of the longest established private equity firms operating in Europe.
The economic interest in CCP Strider LP and CCP Strider Co-Investment LP (together constituting “CCP Strider”) are held by the limited partners of those limited partnerships, each of whom hold less than 25% of the economic interest in Purchaser. CCP Strider LP and CCP Strider Co-Investment LP were established solely to invest in SERB Pharmaceuticals.
The sole entities exercising control over Ultimate Parent are: (i) Charterhouse GP LLP (the “Manager”) in its capacity as the manager of CCP XI No. 1 LP, CCP XI No. 2 LP, CCP XI No. 3 LP (all of which being alternative investment funds) and of CCP XI Co-Invest LP and CCP XI Co-Invest No.2 LP; and (ii) Charterhouse General Partner (IX) Limited (the “Strider Manager”) in its capacity as the manager of CCP Strider LP and CCP Strider Co-Investment LP (together CCP Strider). Charterhouse GP (XI) LLP is the general partner of CCP XI No. 1 LP, CCP XI No. 2 LP, CCP XI No. 3 LP and CCP XI Co-Invest LP and CCP XI Co-Invest No.2 LP, however the Manager is appointed to act as the manager of CCP XI to the exclusion of the general partner. Charterhouse GP (XI) LLP is the general partner of CCP Strider LP and CCP Strider Co-Investment LP, however the Strider Manager is appointed to act as the manager of CCP Strider to the exclusion of the general partner.
Charterhouse General Partners (England) Limited (the “Managing Member”) is the managing member of the Manager, thereby exercising full control over the Manager. The adviser to the Managing Member and Strider Manager is Charterhouse Capital Partners LLP, a Financial Conduct Authority regulated entity. The Financial Conduct Authority regulates financial services firms and markets in the United Kingdom.
The entire partnership capital of Watling Street Capital Partners LLP is held by Charterhouse executives, none of whom holds more than 25% of the capital of the partnership. No individual holds a controlling share in Watling Street Capital Partners LLP.
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each partner and executive officer of Watling Street Capital Partners LLP are set forth below. Unless otherwise indicated, the business address of each partner and executive officer of Watling Street Capital Partners LLP is 6th Floor Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ, United Kingdom. Partners are identified by an asterisk (*).
Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lionel Giacomotto,* Managing Partner (France)
Lionel Giacomotto has served as Managing Partner of Watling Street Capital Partners LLP since 2011. Lionel joined Charterhouse in 1993. Since early 2015, he has been responsible for Charterhouse’s strategy and for overseeing the origination and execution of Charterhouse’s Funds’ investments. Lionel chairs the investment committee.
During Lionel’s early years at Charterhouse, he was centrally involved in a number of UK investments.
From the end of the 1990s, Lionel’s focus was on building upon Charterhouse’s longstanding presence in France, successfully expanding the Firm’s investment activity and reputation there. Lionel has been instrumental in overseeing the expansion of the Firm’s Continental European activities, resulting in recent investments in Germany, Italy and Benelux.
Born and educated in France, Lionel is a Paris Dauphine University graduate.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dame Alison Rose,* Senior Partner (United Kingdom)	Dame Alison Rose has served as Senior Partner of Watling Street Capital Partners LLP since 2024. Alison previously served as CEO of NatWest Group, a major retail and commercial bank, from 2019 until 2023. During her tenure at NatWest, she was invited by the UK Government to lead a review of the barriers to women starting business and authored The Rose Review in March 2019. This led to the establishment of the UK’s Investing In Women Code which now has over 200 signatories. This ecosystem wide effort has led to the UK tripling the number of women business start-ups from 50,000 per year in 2019 to 150,000 in 2022. Alison chaired the Rose Review board and the review was updated annually to detail good progress on female entrepreneurship. This initiative was introduced to We-Fi by the Financial Alliance For Women and is currently being rolled out in 28 countries.
Vincent Pautet,* Partner (France)
Vincent Pautet has served as Partner of Watling Street Capital Partners LLP since 2011. Vincent joined Charterhouse in 2005. He is a Partner in the Deal Team and sits on the Investment Committee. During Vincent’s time at Charterhouse he has been involved with numerous transactions including Cegelec, Comexposium, Cooper, Epolia, Elior, Nuova Castelli, Sagemcom, Siaci Saint Honoré, Tarsus, TDF and Webhelp.
He was previously with CDC Equity Capital for five years and prior to this at BNP Paribas in the London M&A Team.
Vincent is a graduate of HEC Paris Business School and holds a degree in International Taxation from Paris Sorbonne University. He is fluent in English and French.

Pierre de Sarrau,* Partner (France)
Pierre has served as Partner of Watling Street Capital Partners LLP since 2011. Pierre joined Charterhouse in 2011. He is a Partner in the Deal Team. During Pierre’s time at Charterhouse, he has been involved with numerous transactions including Mirion Technologies, Cooper, Elior, Funecap, Novetude, SERB and Webhelp.
He previously spent two years with Terra Firma Capital Partners where he worked on private equity transactions across a variety of sectors. Prior to this, Pierre worked in the Investment Banking Division at Citigroup, focusing on private equity transactions and financing mandates.
Pierre graduated from HEC Paris Business School and holds a degree in Mathematics from King’s College London. He is fluent in English and French.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:
Phone: Toll-free (877) 248-6417
(718) 921-8317
Fax: (718) 765-8758
If delivering Shares by mail: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660
If delivering Shares by hand, express mail,
courier or any other expedited mail service:
Equiniti Trust Company, LLC
55 Challenger Road
Suite # 200
Ridgefield Park, New Jersey 07660
Attn: Reorganization Department

If you have questions or need additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Tender Offer is:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001
Stockholders may call toll free:
(800) 322-2885
Banks and Brokers may call:
(212) 929-5500